Exhibit 10.12

AMENDED AND RESTATED OFFICE LEASE

CONTENTS

SUMMARY OF BASIC LEASE TERMS	PAGE 2
PREMISES	SECTION 1
TERMS	SECTION 2
RENT	SECTION 3
SECURITY DEPOSIT	SECTION 4
USE	SECTION 5
OPERATING EXPENSES	SECTION 6
UTILITIES AND SERVICES	SECTION 7
MAINTENANCE, REPAIRS AND ALTERATIONS	SECTION 8
ALTERATIONS AND ADDITIONS	SECTION 9
INSURANCE	SECTION 10
INDEMNITY	SECTION 11
SUBROGATION	SECTION 11.A
DAMAGE, DESTRUCTION AND BUSINESS INTERRUPTION	SECTION 12
TENANT TAXES	SECTION 13
EXTERIOR AREAS	SECTION 14
SUBLETTING AND ASSIGNMENT	SECTION 15
TENANT’S DEFAULT	SECTION 16
LANDLORD’S DEFAULT	SECTION 17
CONDEMNATION	SECTION 18
SUBORDINATION AND ATTORNMENT	SECTION 19
QUIET ENJOYMENT	SECTION 20
DELAYS	SECTION 21
FUTURE EXPANSION	SECTION 22
RENEWAL OPTION	SECTION 23
GENERAL PROVISIONS	SECTION 24
RIGHT OF FIRST OFFER TO PURCHASE	SECTION 25

EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	PREMISES
EXHIBIT C	RULES AND REGULATIONS
EXHIBIT D	ACCEPTANCE LETTER
EXHIBIT E	PARKING AREAS
EXHIBIT F	CURRENT PREMISES WORK LETTER
EXHIBIT G	BASE BUILDING IMPROVEMENTS
EXHIBIT H-1	TENANT—MANAGED WORK LETTER
EXHIBIT H-2	LANDLORD-MANAGED WORK
LETTER

AMENDED AND RESTATED OFFICE LEASE

THIS AMENDED AND RESTATED OFFICE LEASE (this “Lease”) is made and entered into this 10th day of June, 2013, by and between, 3333 WALNUT, LLC, a Colorado limited liability company (hereinafter referred to as “Landlord”) and RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

For and in consideration of the rental and of the covenants and agreements hereinafter set forth to be kept and performed by the Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises herein described for the Term herein set forth, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

SUMMARY OF BASIC LEASE TERMS

A.	LANDLORD:	3333 WALNUT, LLC,
a Colorado limited liability company

B.	TENANT:	RALLY SOFTWARE DEVELOPMENT CORP.,
a Delaware corporation, or its Permitted Assignee.

C.	BUILDING:

3333 Walnut Street, Boulder, Colorado, consisting of an existing structure containing approximately 65,545 square feet of Rentable Area (the “Current Building”) and a to-be-constructed addition to the Current Building consisting of approximately 89,079 square feet of Rentable Area (the “Additional Premises”) (until the completion of construction of the Additional Premises the term “Building” will refer only to the Current Building; after the completion of construction of the Additional Premises, the term “Building” will refer to both the Current Building and Additional Premises and will be deemed to consist of approximately 154,624 square feet of Rentable Area, subject to adjustment as set forth in Section 1.3(b)(i).

D.	PREMISES:

Approximately 154,624 square feet of Rentable Area, subject to adjustment as set forth in Section 1.3(b)(i), of which approximately 65,545 square feet of Rentable Area comprises the entire Current Building (the “Current Premises”) and approximately 89,079 square feet of Rentable Area comprises the entire Additional Premises.

E.	LEASE TERM/ AMENDMENT AND RESTATEMENT OF
CURRENT LEASE:

Commencing on the date of mutual execution of this Lease (the “Commencement Date”) and ending ten (10) years after the Additional Premises Rent Commencement Date (hereinafter defined) (the “Term”). The Additional Premises Rent Commencement Date is estimated to be November 1, 2014 (the “Estimated Additional Premises Rent Commencement Date”). The actual Additional Premises Rent Commencement Date shall be determined as provided in Section 1.3(b)(ii). If the Additional Premises Rent Commencement Date occurs on other than the first day of the month, Tenant shall pay proportionate rent at the same monthly rate set forth herein for the partial month in which the Additional Premises Rent Commencement Date falls, and the Term of the Lease shall be extended for a like period such that it shall expire on the last day of the month in which the Term would otherwise have expired (e.g., if the Additional

Premises Rent Commencement Date falls on November 1, 2014, the Term will expire on October 31, 2024; if the Additional Premises Rent Commencement Date falls between November 2 and November 30, 2014, Tenant shall pay pro-rated Rent for the Additional Premises for the month of November, 2014 based on the number of days on and after the Additional Premises Rent Commencement Date, and the Term will expire on November 30, 2024, and so on). Tenant agrees to complete the Acceptance Letter attached hereto as Exhibit D, upon determination of the Additional Premises Rent Commencement Date, signifying the Additional Premises Rent Commencement Date and the actual Termination Date (herein so called) of the Lease. Landlord and Tenant acknowledge and agree, in the event of any conflict between this Lease and the Acceptance Letter, such fully executed Acceptance Letter shall control and prevail with respect to such dates. Landlord and Tenant acknowledge and agree that Tenant is currently in occupancy of the Current Premises pursuant to that certain Office Lease between Landlord and Tenant dated March 30, 2012 (the “Current Lease”), and that this Lease amends and restates the Current Lease in its entirety. Effective as of the Commencement Date, but subject to the provisions set forth in Section 19.1, this Lease shall supersede and replace the Current Lease as of the date hereof, which shall thereafter be of no further force or effect, except with respect to the period prior to the date hereof.

F.	SECURITY DEPOSIT:	$4,200,000.00, deliverable and held as set forth in Section 4 of this Lease.

G.	BASE RENT:	Current Premises:

Commencement Date -
		3/31/14	$107,876.15 / Month ($19.75/RSF/ANNUM)
		4/1/14 - 3/31/16	$109,241.67 / Month ($20.00/RSF/ANNUM)
		4/1/16 - 3/31/17	$110,607.19 / Month ($20.25/RSF/ANNUM)
		4/1/17 - 3/31/18	$113,338.23 / Month ($20.75/RSF/ANNUM)
		4/1/18 - 3/31/19	$116,069.27 / Month ($21.25/RSF/ANNUM)
		4/1/19 - 3/31/20	$118,800.31 / Month ($21.75/RSF/ANNUM)
		4/1/20 - 3/31/21	$121,531.35 / Month ($22.25/RSF/ANNUM)
		4/1/21 - 3/31/22	$124,262.40 / Month ($22.75/RSF/ANNUM)
3/1/22 - Termination
Date

Tenant shall pay Base Rent for the Current Premises in the same rate per square foot of Rentable Area as Tenant is required to pay for the Additional Premises as set forth below, with all escalations in Base Rent to occur at the same time, and subject to the CPI Adjustment (hereinafter defined) as escalations occur for the Additional Premises.

Additional Premises:
Additional Premises
Rent Commencement
		Date through Month 24	$173,704.05 / Month ($23.40/RSF/ANNUM)
		Months 25 - 48	$179,271.48 / Month ($24.15/RSF/ANNUM)
		Months 49 - 60	$184,838.92 / Month ($24.90/RSF/ANNUM)
Month 61 -
		Termination Date:	To be determined based on CPI Adjustment, and
adjusted annually (i.e., at Months 61, 73, 85, 97 and
109), as more fully set forth below.

Commencing at the beginning of Month 61, and annually thereafter (each, an “Adjustment Date”), the Base Rent for the Additional Premises will be subject to adjustment equal to the greater of either:  (a) the percentage of increase in the “Consumer Price Index for All Urban Consumers, CPI-U” (all items, 1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics, or any successor to such agency for the Denver/Boulder/Greeley Metropolitan Statistical Area (“Index”); or (b) three percent (3%), compounded annually (the “CPI Adjustment”).  If publication of the Index is discontinued, Landlord will substitute comparable statistics with respect to the cost of living for urban consumers published by any agency of the United States government or by a nationally recognized financial periodical or institution.  The CPI Adjustment will be determined by taking the Base Rent effective on the day preceding that Adjustment Date, multiplied by a fraction the numerator of which is the Index figure published most recently prior to the month in which the Adjustment Date occurs and the denominator of which is the Index figure published most recently prior to the month in which the previous Adjustment Date (or with respect to the initial CPI Adjustment, the Index figure published most recently prior to the last adjustment in Base Rent under the Lease) occurred; provided, however, that the Base Rent shall be increased on each Adjustment Date by at least three percent (3%) of the Base Rent then in effect, which increase shall be compounded annually.

Tenant shall keep in strict confidence and shall not divulge the specific contents or provisions of this Lease to anyone other than an officer, agent, employee, director, shareholder, lawyer, consultant, accountant or auditor of Tenant or its Permitted Assignee without the prior written consent of Landlord, unless ordered by a court of competent jurisdiction or required by applicable law.  Tenant may disclose this Lease to a Permitted Assignee (hereinafter defined) or any bona fide potential investor, underwriter or acquirer of Tenant with Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed. A breach of the foregoing covenant of confidentiality shall be deemed a material breach and Event of Default under this Lease, subjecting Tenant to any and all of Landlord’s rights and remedies available in the event of nonpayment of rent.  This covenant of confidentiality shall survive the expiration of the Lease and any amendment thereto.

H.	RENTABLE AREA OF
	THE PREMISES:	65,545 rentable square feet until completion of the Additional Premises, after which it shall contain 154,624 rentable square feet, subject to adjustment as set forth in Section 1.3(b)(i).

I.	RENTABLE AREA OF
	THE BUILDING:	65,545 rentable square feet until completion of the Additional Premises, after which it shall contain 154,624 rentable square feet, subject to adjustment as set forth in Section 1.3(b)(i).

J.	(INTENTIONALLY OMITTED)

K.	(INTENTIONALLY OMITTED).

L.	LIABILITY INSURANCE REQUIRED OF
	TENANT:	Total coverage not less than Five Million and No/100 Dollars ($5,000,000.00) as provided in Section 10 hereof.

M.	ADDRESSES FOR NOTICES AND PAYMENT OF RENT
	AND CHARGES:	All notices under this Lease shall be sent by registered or certified, return receipt requested, or overnight mail or delivered in person with a written receipt provided.

TO LANDLORD:

3333 Walnut, LLC
c/o MAVDevelopment
2727 South State Street, Suite 100
Ann Arbor, Michigan 48104
Attn: Rob Aldrich

with a copy to:

3333 Walnut, LLC
c/o MAVDevelopment West
1860 Blake Street, Suite 610
Denver, Colorado 80202
Attn: Property Manager

TO TENANT:

At the Premises
Contact Name: Associate General Counsel
Contact Phone: 303-565-2800

N.	USE OF PREMISES:	General office and administrative, including software development and other legal use incidental thereto.

O.	BROKER:	Acquire, Inc., Boulder, CO is the sole real estate broker involved in this transaction. Landlord shall pay Broker’s commission pursuant to a separate agreement between Landlord and Broker.

P.	PARKING:

Tenant shall be allocated the use of all of the Parking Areas (herein so called) as detailed in Exhibit E attached hereto and made a part hereof, at no charge to Tenant during the Term hereof.  Notwithstanding anything contained in the foregoing: during construction of the Additional Premises, Landlord may use part of the existing Parking Areas for construction purposes, provided that during any such use, Landlord shall provide Tenant an equivalent number of on-site or adjacent substitute parking spaces, free of charge, as more fully depicted in Exhibit E. Tenant currently has the right to use all on-site spaces (the “Existing Parking Areas”).  Prior to constructing the Additional Premises, Landlord shall at its expense complete the paving, striping, and other improvements to the Parking Areas identified in Exhibit E-2, such that during construction Tenant shall have the use of no fewer than 211 on-site spaces (the “Construction Parking Areas”). Upon completion of construction, Landlord shall deliver the Parking Areas identified in Exhibit E-1, such that Tenant shall have the right to use all on-site spaces, estimated to be 461 on-site spaces (the “Permanent Parking Areas”).

1.                                      PREMISES

1.1                               Grant of Premises.  Landlord hereby leases to Tenant and Tenant leases from Landlord those certain Premises situated in the City of Boulder, County of Boulder, State of Colorado, described in Paragraph D of the Summary of Basic Lease Terms.

1.2                               Office Building.  The Premises, together with and including certain other property owned by Landlord, comprise a multi-story office building as more fully described in Paragraph D of the Summary of Basic Lease Terms (hereinafter referred to as the “Building”) and the appurtenant land on which it is located, as more fully described in Exhibit A.  The parties acknowledge and agree that Tenant is leasing the entirety of the Building and property and so unless expressly set forth to the contrary herein, all references to the “Premises” shall be deemed to include all of the Building and property.  Tenant’s use and occupancy of the Premises shall include the use of the Exterior Areas described in Section 14, but excepting therefrom and reserving unto Landlord the exterior faces of all exterior walls, the roof and the right to install, and maintain where necessary in the Building and Premises all pipes, ductwork, conduits and utility lines through hung ceiling space, partitions, beneath the floor or through other parts of the Building and Premises.

1.3                               Construction by Landlord.

(a)                                 Current Premises.  Tenant acknowledges that it is in occupancy of the Current Premises pursuant to the terms of the Current Lease, has accepted the Current Premises in their as-is and current condition, and that as of the Commencement Date Landlord has no obligation to perform any work or to supply any materials to the Current Premises, except as provided in that certain Work Letter attached to this Lease as Exhibit F (the “Current Premises Work Letter”).  Except for Landlord’s obligation to perform certain work in the Current Premises after the Commencement Date as more fully provided in the Current Premises Work Letter, Tenant acknowledges and agrees that the Current Premises are fully complete as of the Commencement Date, including Tenant’s existing signage.

(b)                                 Additional Premises.

(i)                                     Construction of Additional Premises.  Landlord and Tenant agree that Tenant’s leasehold interest in and right to occupy the Additional Premises is subject to Landlord’s construction of the Additional Premises, as more fully provided herein.  Landlord will construct the Additional Premises at its cost and expense, in a good and workmanlike manner and in accordance with the plans and specifications set forth in Exhibit G and all applicable building codes (the “Base Building Improvements”).  Landlord anticipates that the Base Building Improvements should be substantially completed by no later than sixteen (16) months after the date of mutual execution of this Lease (the “Estimated Base Building Improvements Completion Date”).  The actual date of substantial completion of the Base Building Improvements, whether occurring before or after the Estimated Base Building Improvements Completion Date, is referred to herein as the “Base Building Improvements Completion Date,” and shall be evidenced by a Certificate of Occupancy or other appropriate approvals issued by the City of Boulder, allowing occupancy for purposes of completing the Tenant Improvement Work.  It is understood that the Estimated Base Building Improvements Completion Date is merely a good faith estimate, and that Landlord shall use reasonable and diligent efforts to complete the Base Building Improvements on or before the Estimated Base Building Improvements Completion Date.  Notwithstanding the foregoing, in the event that Landlord is unable to complete the Base Building Improvements by the Estimated Base Building Improvements Completion Date using reasonable diligence, Landlord shall not (except in the absence of reasonable diligence) be liable for any claims, damages or liabilities by reason thereof, nor shall such circumstances make this Lease void or voidable and Tenant’s sole and exclusive remedy for such delay shall be a postponement of the Base Building Improvements Completion Date, and corresponding postponement of the Additional Premises Rent Commencement Date as provided below, subject to the provisions of the following sentences.  Notwithstanding the foregoing, if the Base Building Improvements Completion Date has not occurred within one hundred twenty (120) days after the Estimated Base Building Improvements Date (such date, the “First Outside Base Building Improvements Completion Date”), subject to Tenant Delay (hereinafter defined) and events of force majeure (“Force Majeure Delay”), then Tenant shall be entitled to one (1) day of abatement of Base Rent for the Additional Premises following the Additional Premises Rent Commencement Date for each such day of delay occurring after the First Outside Base Building Improvements Completion Date (the “Additional Premises Rent Abatement”).  In addition, if the Base Building Improvements Completion Date has not occurred within sixty (60) days after the First Completion  Date (such date, the “Second Outside Base Building Improvements Completion Date”), subject to Tenant Delay and Force Majeure Delay, then Tenant shall have the right, in lieu of continuing with any Additional Premises Rent Abatement, exercisable at any time after the Second Outside Base Building Improvements Completion Date but prior to the Base Building Improvements Completion Date, to terminate this Lease as to the Additional Premises by giving written notice thereof to Landlord (the “Additional Premises Termination Right”), and upon such termination, this Lease shall terminate with respect to the Additional Premises, but will remain in effect as to the Current Premises, and Tenant shall be entitled to receive return of the Additional Deposit defined below.  The foregoing provisions are intended to be self-operative, but upon the request of Landlord, Tenant shall execute a lease amendment evidencing the exercise of the Additional Premises Termination Right and removing the Additional Premises from this Lease.  Each documented day of Tenant Delay and/or Force Majeure Delay shall postpone the First Outside Base Building Improvements Completion Date and the Second Outside Base Building Improvements Completion Date day-for-day, as applicable.  In any case, if Landlord is unable to substantially complete the Base Building Improvements on or before the Estimated Base Building Improvements Completion Date due to a delay caused by Tenant, its employees, agents, contractors or other representatives (“Tenant Delay”), then the Base Building Improvements Completion Date shall be deemed to have occurred on the date that Landlord would have completed the Base Building Improvements absent such Tenant Delay.  Promptly after the completion of the Additional Premises, Landlord shall cause the Rentable Area of the Additional Premises to be verified by the architect of record for the Base Building Improvements, using BOMA measurement standards pursuant to BOMA ANSI Z65-2010.  If such measurement results in a change in the Rentable Area of the Additional Premises from that set forth in this Lease, then the Base Rent, Construction Allowance and any other concessions based on the Rentable Area of the Premises shall be adjusted accordingly.  Tenant acknowledges and agrees that the foregoing re-measurement provisions shall apply to the Additional Premises only, and that the Current Premises shall not be subject to re-measurement.  Tenant shall, within fifteen (15) days after Landlord’s written request, execute and return a lease amendment effective as of the Additional Premises Rent Commencement Date, confirming the necessary adjustments.

(ii)                                  Construction of Tenant Improvement Work in Additional Premises; Determination of Additional Premises Rent Commencement Date.  After the Base Building Improvements Completion Date, Tenant will have a period of one hundred ninety-five (195) days in which to complete any further improvements in the Premises for the benefit of Tenant (the “Tenant Improvement Work”).  If Tenant elects to manage construction of the Tenant Improvement Work, Landlord will deliver the Additional Premises to Tenant immediately following the Base Building Improvements Completion Date for the purposes of performing the Tenant Improvement Work (such date, the “Additional Premises Delivery Date”), the Tenant Improvement Work will be performed as provided in Exhibit H-1 (the “Tenant-Managed Work Letter”), and Tenant will commence payment of Rent for the Additional Premises on the date that is one hundred ninety-five (195) days following the Additional Premises Delivery Date (such date, the “Additional Premises Rent Commencement Date”).  Tenant’s contractor shall have the right to access the Base Building Improvements prior to the Additional Premises Delivery Date for purposes of facilitating and coordinating the planning, staging, and commencement of the Tenant Improvement Work, subject to and in accordance with the provisions of the Tenant-Managed Work Letter (the “Early Access”); provided, however, that such Early Access by and activities of Tenant’s contractor (1) do not interfere with Landlord’s completion of the Base Building Improvements and all of Landlord’s other obligations hereunder, (2) abide by Landlord’s security measures, and (3) are done at Tenant’s sole risk and expense.  In addition, if such Early Access interferes with Landlord’s completion of the Base Building Improvements Landlord shall have the right at any time to terminate such Early Access, any delay in the completion of the Base Building Improvements as a result of such Early Access shall be deemed a Tenant Delay, and if there is any increased cost in the Base Building Improvements as a result of such Early Access, then Tenant shall pay any increased costs upon written demand therefor by Landlord.  If Tenant elects to have Landlord manage the construction of the Tenant Improvement Work, Landlord will deliver the Additional Premises to Tenant upon substantial completion of the Tenant Improvement Work, the Tenant Improvement Work will be performed as provided in Exhibit H-2 (the “Landlord-Managed Work Letter’), and the Additional Premises Rent Commencement Date shall occur on the date that Landlord delivers the Additional Premises to Tenant with the Tenant Improvement Work substantially complete, as more fully described in the Landlord-Managed Work Letter (or the date that such Tenant Improvement Work would have been substantially complete, but for Tenant Delay).  If Tenant elects to manage the Tenant Improvement Work, Tenant’s occupancy of the Additional Premises between the Additional Premises Delivery Date and the Additional Premises Rent Commencement Date shall be subject to all of the terms and conditions of this Lease, except that Tenant will not be obligated to pay Base Rent or Operating Expenses for the Additional Premises until the Additional Premises Rent Commencement Date and the foregoing shall also apply to any Early Access by Tenant or its contractor.

(iii)                               Determination of Management of Tenant Improvement Work.

(A)                               Tenant’s Construction Documents.  No later than one hundred and eighty (180) days following the Commencement Date, Tenant shall submit to Landlord complete, finished and detailed architectural, mechanical, electrical and plumbing drawings and specifications for the Tenant Improvement Work to include Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, doors (including hardware and keying schedule), glass partitions, windows (if any), critical dimensions, structural loading requirements, millwork, finish schedules, air conditioning and heating systems, ductwork and electrical facilities, together with all supporting information and delivery schedules (the “Construction Documents”).  The Construction Documents shall be prepared by architects and/or engineers approved by Landlord in writing in advance.  For purposes of preparing and reviewing the Construction Documents, Landlord hereby approves DLR Group as Tenant’s Additional Premises architect, Landlord’s engineer as Additional Premises engineer, and, at Tenant’s election, Group 14 Engineering as reviewing engineer for the DDC control system improvements in the Current Premises set forth in Exhibits F and F-1.  The Construction Documents shall comply with all applicable laws and shall be presented in Landlord’s format satisfactory for filing with the appropriate governmental authorities for required permits and licenses.  Following receipt of Tenant’s Construction Documents, Landlord (or its designated architectural and/or engineering firm) shall approve or disapprove such documents in writing.  If Landlord disapproves, Landlord shall provide Tenant in writing specific reasons for such disapproval, but approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall submit corrected Construction Documents within ten (10) days of receipt of Landlord’s disapproval notice.  Landlord shall approve or disapprove the corrected Construction Documents within five (5) additional days from receipt thereof.  Upon Landlord’s approval, the Construction Documents shall become the “Approved Construction Documents.”

(B)                               Bidding of Work; Tenant’s Determination of Management of Work.  Within five (5) days after the designation of the Approved Construction Documents, Tenant shall advise Landlord in writing as to whether or not it wants Landlord to bid the Tenant Improvement Work to the contractor that is constructing the Base Building Improvements (“Landlord’s Contractor”).  If Tenant does not elect to have Landlord bid the Tenant Improvement Work to the Landlord’s Contractor, then Tenant will be deemed to have elected to utilize its own contractors and subcontractors (collectively, “Tenant’s Contractors”) to perform the Tenant Improvement Work, and the Tenant Improvement Work will be performed in accordance with the Tenant-Managed Work Letter.  If Tenant elects to have Landlord bid the Tenant Improvement Work to Landlord’s Contractor, Landlord will promptly bid the Tenant Improvement Work to the Landlord’s Contractor based on the Approved Construction Documents and will present the bid to Tenant upon receipt thereof.  Tenant shall have a period of five (5) business days after receipt of Landlord’s Contractor’s bid to decide if it will accept the bid and have Landlord’s Contractor perform the Tenant Improvement Work.  If Tenant elects to have Landlord’s Contractor perform the Tenant Improvement Work, then Landlord will manage construction of the Tenant Improvement Work in accordance with the Landlord-Managed Work Letter.  If Tenant does not timely either (i) request that Landlord bid the Tenant Improvement Work with the Landlord’s Contractor, or (ii) accept the bid from Landlord’s Contractor, then Tenant will be deemed to have decided to manage the Tenant Improvement Work and such work shall be performed in accordance with the Tenant-Managed Work Letter.

(C)                               Additional Provisions regarding Landlord’s Work.  Tenant acknowledges that Landlord will be constructing the Base Building Improvements, the Current Premises Work Letter Improvements (and potentially the Tenant Improvement Work) (collectively, the “Expansion”) while Tenant is in possession of the Current Premises, and agrees that Landlord, its agents, employees and contractors shall have the right to enter certain portions of the Current Premises as reasonably necessary during normal business hours, to design and construct the Expansion.  Tenant understands that the work to be performed may result in noise, vibration, dirt, dust, odors, and other circumstances commonly attendant to construction.  Except as provided herein, Tenant hereby waives any claim of injury or inconvenience to Tenant’s business, interference with Tenant’s business, loss of occupancy or quiet enjoyment of the Current Premises, or any other loss occasioned by such entry or the performance of the Expansion, and the same shall not relieve Tenant of any obligations under the Lease; provided that Landlord shall cause its contractors to undertake affirmative measures to minimize, to the extent reasonably possible, any disruption to Tenant’s business in the Current Premises during its performance of the Expansion, and such contractors shall abide by Tenant’s established security measures.  No entry into the Current Premises by Landlord to perform any Expansion work shall be deemed a forcible or unlawful entry into the Current Premises or a detainer of the Current Premises, or an eviction, actual or constructive, of Tenant from the Current Premises, or any part thereof, nor shall such entry entitle Tenant to damages or an abatement of Rent with respect to the Current Premises, unless Landlord fails to minimize disruption in the Current Premises to the extent reasonably possible.  Tenant shall fully cooperate with Landlord and its contractors and shall not in any way impede, inhibit or hinder any of the Expansion.

2.                                      TERM

2.1                               Basic Term. The Term of this Lease shall be for the period commencing and ending on the dates set forth in Paragraph E of the Summary of Basic Lease Terms.

3.                                      RENT

3.1                               Base Rent.  Tenant agrees to pay to Landlord, promptly when due, without notice or demand, and without deduction or set off for any reason whatsoever, as rent for the Premises, the Base Rent set forth in Paragraph G of the Summary of Basic Lease Terms for each and every month during the Term hereof.

3.2                               Operating Expenses.  In addition to Base Rent, Tenant agrees to pay additional rent equal to Operating Expenses as provided in Section 6 hereof.

The Base Rent and estimated Operating Expenses shall be payable in advance on the first day of each calendar month during the Term.  The Base Rent, Operating Expenses, and any other amounts that are payable by Tenant to Landlord or otherwise due under the terms of this Lease are sometimes referred to collectively herein as “rent.”

3.3                               Place of Payment.  All rent payable hereunder shall be paid at the Ann Arbor, Michigan offices of Landlord set forth in Paragraph M of the Summary of Basic Lease Terms, or at such other place as Landlord may from time to time designate, in lawful money of the United States; provided, however, that certain of the Operating Expenses may be paid directly to the applicable vendors as outlined herein.  Landlord reserves the right to request that rent payments be made via electronic funds transfer (or “EFT”) payments, provided that any bank charge(s) for such EFT payments are commercially reasonable.

3.4                               Interest on Unpaid Sums.  If rent, or any other monetary sum required to be paid hereunder by Tenant to Landlord, is not paid when due, such sum shall accrue interest at the rate of eighteen percent (18%) per annum.  Said interest shall be charged from the date the amount in question was due until received by Landlord.

4.                                      SECURITY DEPOSIT

4.1                               Deposit Letter of Credit; Additional Deposit.  Landlord is currently holding a Current Letter of Credit (herein so called) in the amount of $2,500,000.00 pursuant to the Current Lease.  Tenant shall cause the Current Letter of Credit to be converted to cash and thereafter such amount increased by an additional $1,700,000.00 (the “Additional Deposit,” for a total of $4,200,000.00) as provided in Section 4.3 below, to be held by Landlord as security for Tenant’s faithful performance of every provision of this Lease, including but not limited to the provisions relating to the payment of rent (the “Security Deposit”), it being expressly understood that the Security Deposit is not an advance payment of rent or a measure of Landlord’s damages in case of default by Tenant.  Landlord shall be entitled to draw on the Security Deposit at any time during the Term of this Lease if, pursuant to the terms of this Lease, Landlord is entitled to utilize all or any part of the Security Deposit.  Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of rent or any other sum in default, or for the payment of amounts authorized hereunder which Landlord may spend or become obligated to spend hereunder by reason of Tenant’s default, or to compensate Landlord for other loss or damage authorized hereunder which Landlord may suffer hereunder by reason of Tenant’s default.  If any portion of the Security Deposit is to be so used or applied, Tenant shall, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the amount set forth in Paragraph F of the Summary of Basic Lease Terms, and Tenant’s failure to do so shall be deemed an Event of Default by Tenant under this Lease.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof, shall be returned to Tenant (or Tenant’s assignee including a Permitted Assignee) within sixty (60) days after the expiration of the Term and after Tenant has vacated the Premises; however, in no event shall Landlord be under any obligation to return the Security Deposit earlier than thirty (30) calendar days after the expiration of the Term.  Tenant hereby agrees that in the event any mortgagee of the Building succeeds to Landlord’s interest in the Building by reason of foreclosure or deed in lieu thereof, unless the funds representing the Security Deposit are transferred and/or delivered by Landlord to such mortgagee, Tenant shall have no claim against such mortgagee for any deposit.  In addition, Tenant acknowledges and agrees that following an Event of Default by Tenant which remains uncured after the expiration of any applicable notice and cure period, and notwithstanding anything to the contrary herein, Landlord shall be entitled to hold the Security Deposit and apply said Security Deposit in payment of rent owed by Tenant.

4.2                               Reduction in Security Deposit.  Provided that between the Commencement Date and the fifth anniversary date of the Additional Premises Rent Commencement Date (the “Security Deposit Adjustment Date”): (a) no Event of Default shall have occurred hereunder; and (b) provided that, as of the Security Deposit Adjustment Date and quarterly thereafter during the Term:  (i) Tenant’s current financial statements, balance sheets and income statements shall demonstrate a positive liquidity ratio of at least 1.50 to 1.00; based on the ratio between Tenant’s unrestricted cash and cash equivalents, current and long-term marketable investments, and accounts receivable younger than 120 days, as compared to Tenant’s current liabilities excluding deferred revenue; (ii) Tenant shall have a market capitalization minimum of $150,000,000.00; and (iii) Tenant shall have an adjusted EBITDA (adjusted for non-cash charges) minimum of $3,000,000.00 (collectively, the “Financial Criteria”), then Tenant shall have the right, after the Security Deposit Adjustment Date, and subject to the satisfaction of the foregoing Financial Criteria, to reduce the amount of the Security Deposit to $2,100,000.00, which amount shall be subject to all of the terms and conditions set forth in Section 4.1 above as pertains to the Security Deposit. After any reduction hereunder, should any of the Financial Criteria cease to remain satisfied for two (2) successive calendar quarters, according to Tenant’s quarterly published reports, then Tenant shall within thirty (30) calendar days thereafter, re-deposit in cash the full amount of any previous reduction.

4.3                               Tenant to Convert Letter of Credit to Cash Deposit; Additional Deposit Amount.  Within thirty (30) days after the Commencement Date (the “Conversion Date”), Tenant shall convert the Deposit Letter of Credit to a cash security deposit (the “Cash Deposit”), on the terms contained in Sections 4.1 and 4.3.  When Tenant so converts the Security Deposit to a Cash Deposit, then Landlord shall promptly return the Deposit Letter of Credit as directed by Tenant or the issuer thereof, either at the same time as the Cash Deposit or within five (5) business days thereafter.  On or before the Conversion Date, Tenant will deposit the entire amount of the Cash Deposit ($2,500,000.00, plus the Additional Deposit of $1.700,000.00) in an escrow account (the “Escrow Account”), with such bank, title company or other escrow company as designated by Landlord and its mortgagee to act as escrow agent (“Escrow Agent”), subject to the following terms and conditions:  (a) the Escrow Account shall be opened for the benefit of both Landlord and Tenant, and Landlord shall have full rights thereto, subject to the conditions set forth in this Lease and any escrow instructions mutually agreed to by Landlord, Tenant and the Escrow Agent; (b) the Landlord shall cause the Escrow Account to be fully insured by the FDIC (up to any limitations on deposits set forth by the FDIC); (c) no other funds shall be deposited in the Escrow Account by either Landlord or Tenant; (d) any interest earned on the Escrow Account shall inure to the benefit of Tenant; (e) any costs incurred with respect to the Escrow Account shall be paid by Tenant (provided that each party shall be responsible for payment of its own attorneys’ fees); and (f) Landlord, Tenant and Escrow Agent shall enter into an escrow agreement in a form reasonably acceptable to all parties, but consistent with the terms of this Lease.  To the extent that the full amount of any Deposit Letter of Credit is converted to a Cash Deposit as set forth herein, Landlord shall return such Deposit Letter of Credit to Tenant either at the time of such Cash Deposit or within five (5) business days after the Cash Deposit is received.

4.4                               Replacement Guaranty.  Notwithstanding the foregoing, Landlord agrees that Tenant may substitute an Acceptable Guaranty, as hereafter defined, for the Security Deposit.  If Tenant provides an Acceptable Guaranty in accordance with the provisions of this paragraph, the Security Deposit shall be released and returned to Tenant, and shall not be required to be held under this Lease.  An “Acceptable Guaranty” is defined as an absolute guaranty of this Lease that (a) is from a guarantor that, at a minimum, is rated as a third party investment grade (i.e., a Standard and Poor’s rating of BBB) or better, and is acceptable to Landlord, in its reasonable discretion, and (b) is in a form acceptable to Landlord, in its sole discretion, and (c) is acceptable to Landlord’s mortgagee (the “Acceptable Guaranty Conditions”).  Without limiting the generality of the foregoing, if Tenant or its Permitted Assignee meets the Acceptable Guaranty Conditions, Landlord will consider Tenant or its Permitted Assignee as a stand-alone entity for purposes of determining a substitute Acceptable Guaranty, without the necessity of a third-party giving the Acceptable Guaranty.  Notwithstanding the foregoing, if at any time after Landlord accepts an Acceptable Guaranty hereunder Landlord or its mortgagee thereafter determine, using, in the case of Landlord only, commercially reasonable standards and discretion, that the Acceptable Guaranty Conditions are no longer satisfied, Landlord reserves the right to require Tenant to provide a Security Deposit in the amount set forth above in Section 4.1 or Section 4.2 above, as may be applicable.  Tenant’s failure to provide the foregoing within thirty (30) days after Landlord’s written request therefor shall constitute an Event of Default hereunder; provided, however, that if Tenant is diligently working toward obtaining the Security Deposit, and Tenant notifies Landlord thereof within the initial thirty (30) day period, which notification shall contain reasonable documentation evidencing Tenant’s efforts, Tenant shall have an additional period of time, not to exceed an additional thirty (30) days, in which to obtain such Security Deposit.

5.                                      USE

5.1                               Permitted Use.  Tenant shall use the Premises solely for general office and administrative use including the related uses set forth in Paragraph N of the Summary of Basic Lease Terms, and shall not use or permit the Premises to be used for any other purpose.

5.2                               Compliance with Laws.  Tenant shall, at its sole cost and expense, promptly comply with all applicable laws, statutes, ordinances, rules, regulations, orders and requirements in effect during the Term regulating the use or occupancy of the Premises, including the requirements of any board of fire underwriters or other similar body now or hereafter constituted.  Tenant will not use or permit the use of the Premises in any manner which may tend to create waste or a nuisance.  Tenant will at all times comply with all federal, state or local laws, ordinances and regulations (“Hazardous Materials Laws”) relating to the environment, health and safety, or to any materials constructed within the definition of hazardous substances, hazardous wastes, hazardous materials, toxic substances, or words of similar import under any applicable federal, state or local law, regulation, ordinance or policy (all, collectively, “Hazardous Materials”). The parties acknowledge that a pre-existing environmental condition exists in the groundwater table below 3333 Walnut Street, 1950 33rd Street and 3625 Walnut Street, and that Tenant has no liability whatsoever for such condition, unless during the Term Tenant, its affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, agents, contractors, invitees or licensees (each, a “Tenant Party” and collectively “Tenant Parties”) causes or permits to be caused any action that exacerbates the same.

5.3                               Insurance Cancellation.  Tenant shall not do or permit anything to be done on or about the Premises which in any way causes cancellation or increases the existing rate of any insurance policy covering the Building or any of its contents.  If any such action shall increase the rate of any such policy, Tenant shall pay the amount of such increase as additional rent.

5.4                               Landlord’s Rules and Regulations.  Tenant shall observe and comply with the Building rules and regulations attached hereto as Exhibit C or other rules and regulations which may be promulgated from time to time and such reasonable amendments and additions thereto as Landlord may from time to time promulgate on a non-discriminatory basis.  Landlord shall not be responsible to Tenant for the non-performance of said rules and regulations by any other tenants of the Building unless it interferes with Tenant’s quiet enjoyment of the Premises.

6.                                      OPERATING EXPENSES

6.1                               Tenant’s Obligations.  In addition to the Base Rent provided for herein above, Tenant shall pay to Landlord all Operating Expenses during the Term hereof.  It is the intention of Landlord and Tenant that Tenant continue to pay Operating Expenses in the same estimated amounts as Tenant was paying under the Current Lease, until the same are either (a) adjusted by including the Temporary OE Exclusion (hereinafter defined), which adjustment is to occur as of the Additional Premises Rent Commencement Date, or (b) otherwise re-estimated by Landlord as provided in Section 6.4.

6.2                               Definition.  Operating Expenses are intended to be inclusive of all costs of operating and maintaining the Building and the real property on which it is situated, except franchise, estate, inheritance, net income and excess profits taxes of Landlord, depreciation on the Building, interest on and principal retirement of Landlord’s mortgage loans, and leasing commissions.  In addition, from the Commencement Date through the day immediately preceding the Additional Premises Rent Commencement Date, Operating Expenses will also exclude any insurance, tax, maintenance or utility cost attributable to the building at 1950 33rd Street and/or the land at 3625 Walnut Street (the “Temporary OE Exclusion”).  On and after the Additional Premises Rent Commencement Date, Operating Expenses will thereafter include all costs and expenses previously excluded from Operating Expenses by the Temporary OE Exclusion. Landlord agrees to make reasonable efforts to minimize Operating Expenses insofar as such efforts are not inconsistent with Landlord’s intent to operate and maintain the Building in a first class manner.  Operating Expenses include but shall not be limited to the following:

6.2.1                     All ad valorem real property taxes, assessments, water and sewer rents, and other governmental impositions and charges whatsoever which may create a statutory lien upon the Building, the real property on which it is located or the Parking Areas as detailed on Exhibit E (including those Parking Areas related to prior 1950 building which is located on the same parcel as the Building but exclusive of the taxes attributable to the prior 1950 33rd Street Building and the 3625 Walnut Street land during such time as the Temporary OE Exclusion is in effect; on and after the Additional Premises Rent Commencement Date, Tenant will be responsible for real property taxes on all Parking Areas), which are assessed, levied or imposed during the Term of this Lease, surcharges levied upon or assessed against parking spaces or Exterior Areas, and any tax levy or license fee measured by the rent payable by Tenant under this Lease which may be in lieu of or in addition to current taxes (except Landlord’s net income taxes) or any obligation to any governmental entity assessed upon Landlord as a result of its ownership, operation or use of the Building and all reasonable costs and expenses incurred by Landlord in contesting or negotiating the same with the applicable governmental authority if Landlord, in its reasonable discretion, shall in good faith successfully contest or negotiate the same.

6.2.2                     All insurance costs and expenses incurred by Landlord for policies of insurance, insurance brokerage fee, reasonable loss control costs and self insured retentions covering the insurance described in Section 10.2 hereof.

6.2.3                     All costs and expenses of repairing, operating and maintaining the heating, ventilating and air conditioning system for the Building, including maintenance contracts therefor and the cost of all utilities required in the operation of such systems, except those required to be paid directly by Tenant.

6.2.4                     All costs and expenses to Landlord in providing standard services and utilities to the Building, including office janitorial services, window washing and utilities not separately metered; together with the cost of replacement of electric light bulbs and fluorescent tubes and ballasts and lighting fixtures.

6.2.5                     The reasonable cost incurred by Landlord’s accountants, and the reasonable costs of experts or other consultants necessary to assist the accountants, in making the computations as required hereunder.

6.2.6                     All costs and expenses incurred by Landlord in operating, managing, maintaining and repairing the Building, including but not limited to all sums expended in connection with the Exterior Areas for general maintenance and repairs, resurfacing, painting, re-striping, cleaning, sweeping and janitorial services, window washing, maintenance and repair of elevators, stairways, curbs and Building signs, sprinkler systems, planting and landscaping, Common Area lighting and other utilities, maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, storm drainage systems and other utility systems serving the Building and Exterior Areas, costs of supplies, personnel to implement such services and to police the Exterior Areas, rental and/or depreciation of machinery and equipment used in such maintenance and services, security and fire protection services, trash removal services, all costs and expenses pertaining to snow and ice removal, security systems, utilities, insurance premiums, and Landlord’s direct costs, if any, for workmen’s compensation insurance, wages, employment withholding and social security taxes, personal property taxes, fees for required licenses and permits, supplies, and reasonable and customary charges for professional management of the Building and Exterior Areas.  Costs and expenses incurred by Landlord in operating, managing and maintaining the Building which are incurred exclusively for the benefit of specific tenants of the Building will be billed accordingly and will not be included within the Operating Expenses.  Landlord, however, may cause any or all of said services to be provided by an independent contractor or contractors.

6.2.7                     Cost of capital improvements, structural repairs or replacements made to the Building in order to conform to or comply with applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building or any such capital improvements, structural repairs or replacements designed primarily to reduce Operating Expenses.  Expenditures for the foregoing shall be amortized at a reasonable market rate of return over the useful life of such capital improvement or structural repair or replacement, as determined by Landlord’s accountants using generally accepted accounting principles; provided that the amortized amount of any cost-saving improvement shall be limited in any year to the corresponding reduction in Operating Expenses as a result thereof.

6.3                               Time of Payment.  Tenant shall pay to Landlord in advance, on the first day of each calendar month during the Term and any extensions hereof, one-twelfth (l/12) of the estimated annual Operating Expenses.  If the Term of this Lease commences on a day other than the first day of the month, Tenant shall pay to Landlord on the first day of the Term a sum determined by multiplying one three hundred sixty-fifth (1/365) of the estimated annual Operating Expenses by the number of days remaining in the first calendar month of the Term.

6.4                               Re-Estimation.  At any time and from time to time during the Term hereof, Landlord may furnish Tenant with written notice of a re-estimation of Annual Operating Expenses to reflect more accurately, in

Landlord’s reasonable opinion, the current Operating Expenses.  Commencing on the first day of the calendar month next succeeding delivery of such notice to Tenant, and continuing on the first day of each subsequent calendar month during the Term (until subsequently re-estimated), Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Annual Operating Expenses, as re-estimated.

6.5                               Annual Adjustments; Reconciliation Statement.  Within ninety (90) calendar days after the commencement of each calendar year during the Term hereof or as soon as reasonably practicable thereafter Landlord shall furnish to Tenant an itemized statement (the “Reconciliation Statement”), setting forth the total Operating Expenses for the preceding calendar year, and the amount of estimated Operating Expenses paid by Tenant with respect to such calendar year.  If the amount of the Operating Expenses for such year exceeds the amount of estimated Operating Expenses paid by Tenant for such year, Tenant shall pay Landlord the deficiency within twenty (20) business days after receipt of the Reconciliation Statement.  If the amount of estimated Operating Expenses paid by Tenant with respect to such calendar year exceeds the amount of Operating Expenses, Tenant shall be entitled to a credit in the amount of such excess against the next payment(s) due to Landlord on account of Operating Expenses.  Until Tenant receives a Reconciliation Statement pursuant to this Section 6.5 setting forth a new amount of estimated Operating Expenses for the new calendar year, Tenant shall continue to pay such estimated Operating Expenses at the rate being paid for the year just completed.  Moreover, Tenant shall pay to Landlord, or deduct from the rent, as the case may be, on the date required for payment of estimated Operating Expenses as adjusted, the difference, if any, between the monthly installments of estimated Operating Expenses so adjusted for the new calendar year and the monthly installments of estimated Operating Expenses actually paid during each year since January 1.

6.6                               Tenant’s Audit Rights.  Within forty-five (45) days after Landlord furnishes its Reconciliation Statement to Tenant for any applicable calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions:  (a) there is no uncured Event of Default under this Lease; (b) the audit shall be prepared by an independent certified public accounting firm of recognized local, regional or national standing; (c) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (d) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (e) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (f) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute a mutually agreeable, commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (g) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final audit report is delivered to Tenant and Landlord, and Landlord shall have the right to point out claimed discrepancies or make suggestions with respect to such audit report, and any appropriate comments by Landlord which are accepted by Tenant’s auditor shall be incorporated into the final audit report, it being the intention of the parties that Landlord’s right to review is intended to prevent errors and not to unduly influence Tenant’s auditor in the preparation of the final audit report.  Landlord shall credit any overpayment determined by the final approved audit report against the next rent due and owing by Tenant or, if no further rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination.  Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within thirty (30) days of determination.  The foregoing obligations shall survive the expiration or termination of this Lease.

6.6.1.                  If Tenant does not give written notice of its election to audit Operating Expenses during the Audit Election Period, Tenant acknowledges and agrees that the information contained on the Reconciliation Statement shall be deemed correct, and, Tenant waives the right to any further contest of the Operating Expenses for that year or prior years.  In the event Tenant timely exercises the aforementioned right to question or contest Landlord’s Reconciliation Statement, and Landlord and Tenant agree upon any such adjustment to the Reconciliation Statement, said adjustment shall be deemed the final settlement for the Operating Expense year in question and Tenant waives the right to any further contest of the Operating Expenses for that year or any prior years.

6.6.2                     This paragraph 6.6 shall not be construed to limit, suspend, or abate Tenant’s obligation to pay rent when due, including Operating Expenses.

7.                                      UTILITIES AND SERVICES

7.1                               Tenant shall be responsible for arranging and paying for all utilities that will be used in the Building and Premises, including the Parking Areas and all other Exterior Areas.  Landlord shall have no responsibility for any costs of utilities serving the Building and Premises, including the Parking Areas and all other Exterior Areas, and Tenant hereby agrees to indemnify Landlord from and against any and all claims for such utilities.  If any electric, gas, water or other utility service becomes unavailable to the Building for any period of time, such unavailability shall not affect Tenant’s obligations under this Lease to pay Rent or otherwise.  Notwithstanding the foregoing, if such utility interruption or unavailability is caused by Landlord, then Landlord will use reasonable efforts to restore the interruption as soon as is reasonably practicable.  The parties acknowledge and agree that any electricity generated as a result of the new roof-top solar array (as more particularly described in Item E.3.j of the Base Building Improvements) will be used solely to benefit the Building, and shall not be used, sold or otherwise transferred by either Landlord or Tenant for the benefit of any other party or property.

8.                                      MAINTENANCE, REPAIRS AND ALTERATIONS

8.1                               Landlord’s Obligations.  Landlord, as an Operating Expense (unless excluded from Operating Expenses as provided in Article 6), shall maintain the structural integrity of the foundations, exterior roof and exterior walls (excluding the interior surface of exterior walls and all windows, doors and plate glass) of the Building, except that Tenant shall bear the cost of all repairs to the Building (including the Premises and the apparatus contained therein) which become necessary by reason of negligence or misuse by any Tenant Party and cost thereof shall be paid to Landlord on demand as additional rent.  Except for Tenant’s obligations or as agreed between Tenant and Landlord as provided in the following section, Landlord shall make all other repairs, provide general maintenance as Landlord deems reasonably necessary, and the cost thereof shall be included in the Operating Expenses.  Landlord shall have no obligation to commence any repair until a reasonable time not to exceed five (5) business days after the receipt by Landlord of written notice of the need for repairs or Landlord’s actual knowledge that such repair is required.

8.2                               Tenant’s Obligations.  Throughout the Term of this Lease, Tenant shall exercise due care in the use and occupancy of the Premises and the Building and shall, at its expense, repair all damage thereto caused by Tenant’s use thereof, as well as other maintenance and repair items that Landlord and Tenant agree in good faith shall be directly contracted, supervised and paid for by Tenant, including, but not limited to recycling programs, janitorial service, changing light-bulbs and light fixtures, interior window washing, carpet cleaning, etc.  Tenant, at Tenant’s expense, shall provide for all special or additional maintenance services required by Tenant’s special uses of the Premises, if any.  If Tenant fails to perform Tenant’s obligations under this section, Landlord may, without terminating this Lease, enter upon the Premises after three (3) calendar days prior written notice to Tenant (except in the event of an emergency, in which case Landlord shall not be required to give any prior notice), and put the same in good order, condition and repair, and the cost thereof shall be immediately due and payable upon demand as additional rent to Landlord.  Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as a result of performing any such repair and maintenance, except for damage caused by the gross negligence or willful misconduct of Landlord.  Tenant will not bring into the Premises or permit the placing within the Premises of equipment or property exceeding the floor loads of the Building.

8.3                               Notification to Landlord.  Tenant agrees to promptly notify the Landlord or its representative of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electric wiring and heating, ventilation and air conditioning equipment or any other known condition which may cause injury or damage to the Building or any person therein.

8.4                               Surrender of Premises.  Upon the expiration or sooner termination of the Term, Tenant agrees to quit and surrender the Premises, broom-clean, in good condition and repair, ordinary wear and tear excepted, together with all keys and combinations to locks, safes and vaults and all improvements, alterations, additions, lighting fixtures and equipment at any time made or installed in, upon or to the interior or exterior of the Premises (except personal property, signs and trade fixtures put in at Tenant’s expense) all of which shall thereupon become the property of Landlord without any claim by Tenant therefor, but the surrender of such property to Landlord shall not be deemed to be a payment of rent or in lieu of any rent reserved hereunder.  Before surrendering the Premises,

Tenant shall remove all of Tenant’s personal property, signs, trade fixtures, any computer, telecommunications or other cabling (collectively, “Cabling”) installed by or for the benefit of Tenant in the Premises or elsewhere in the Building, any above-building-standard leasehold improvements the removal of which would require in excess of standard demolition costs (e.g., raised flooring, interior stairwells) (collectively, “Special Removable Leasehold Improvements”) and, at Landlord’s option, Tenant shall also remove any alterations, additions, fixtures, equipment and decorations at any time made or installed by Tenant in, upon or to the interior or exterior of the Premises, and Tenant further agrees to repair any damage caused thereby.  Notwithstanding the foregoing, Landlord may, by notice to Tenant given at least sixty (60) days prior to the expiration of this Lease (or in the case of earlier termination, within ten (10) business days after such earlier termination) require Tenant to leave any Cabling and/or Special Removable Leasehold Improvements at the Premises.  If Tenant shall fail to remove any of Tenant’s personal property and trade fixtures, then at the option of Landlord, either the same shall be deemed abandoned and become the exclusive property of Landlord, or Landlord shall have the right to remove and store said property, at the expense of Tenant, without further notice to or demand upon Tenant and hold Tenant responsible for any and all reasonable charges and expenses incurred by Landlord therefor.  If the Premises are not surrendered upon termination of this Lease, Tenant shall indemnify Landlord against all loss or liability resulting from the delay by Tenant in so surrendering the same, including, without limitation, any claims made by any succeeding occupant disclosed to Tenant and founded on such delay. Tenant’s obligations under this section shall survive the expiration or sooner termination of the Term.

8.5                               Condition as of Commencement Date.  Tenant accepts the Current Premises in their present, “as is” condition as of the Commencement Date, and acknowledges and agrees that Landlord has no obligation to repair or otherwise improve the same, except as provided in the Current Premises Work Letter.  Landlord acknowledges that there are no Special Removable Leasehold Improvements existing in the Current Premises as of the Commencement Date.  Tenant’s acceptance of the Additional Premises shall be governed by the provisions of Section 1.3 hereof.

8.6                               Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that as of the date of this Lease, Tenant has in-house maintenance personnel (the “In-House Maintenance Personnel”) who currently attend to all ordinary maintenance and repair obligations in and around the Building, including certain maintenance and repair obligations that would ordinarily be Landlord’s responsibility hereunder, consisting of all non-capital maintenance, repair and replacement to the interior and exterior of the Building, with the exception of snow removal and landscaping (collectively, the “Tenant-Managed Maintenance/Repairs”).  Landlord agrees that, so long as: (a) Tenant is the sole tenant in the Building; (b) the In-House Maintenance Personnel continue to conduct the Tenant-Managed Maintenance/Repairs in a good and workmanlike manner, in compliance with all laws, and otherwise in a manner so as to maintain the Building consistent with the manner in which it is being maintained as of the date of this Lease; (c) the Tenant-Managed Maintenance/Repairs are conducted at Tenant’s sole cost, and Tenant timely pays any amounts owing to any outside vendors or others retained by Tenant so that at no time will the Building or property be subject to any claim for a lien; (d) Tenant provides Landlord with reasonable records or other documentation regarding Tenant-Managed Maintenance/Repairs from time-to-time as may be requested by Landlord; (e) Tenant continues to conduct the Tenant-Managed Maintenance/Repairs using In-House Personnel, and does not outsource the same to one or more third-party contractors; and (f) Tenant provides Landlord with notice of any Major Repair (hereinafter defined) and permits Landlord to supervise any Major Repair as provided below (the “Tenant-Managed Maintenance/Repairs Conditions”), then Tenant will be permitted to continue to use its In-House Maintenance Personnel for the Tenant-Managed Maintenance/Repairs and Landlord will not include the costs of such Tenant-Managed Maintenance/Repairs as Operating Expenses hereunder.

Prior to conducting any repair or replacement that (a) is estimated to cost more than $5,000.00; and (b) affects the structure of the Building, the elevators of the Building or the Building mechanical systems (HVAC, electrical, plumbing, life safety or other similar systems) (a “Major Repair”), Tenant shall notify Landlord in writing of the proposed Major Repair, and Landlord shall have the right, at its option, to either manage such Major Repair using its own personnel and pass the costs through to Tenant as an Operating Expense, or permit Tenant to continue with such Major Repair, but with supervision by Landlord as Landlord deems reasonably appropriate in the circumstances, in which case any reasonable and necessary costs associated with such supervision by Landlord, not to exceed five percent (5%) of the cost of the Major Repair, shall be passed through to Tenant as an Operating Expense.

If at any time Tenant fails to satisfy any of the Tenant-Managed Maintenance/Repairs Conditions, Landlord shall have the right, upon thirty (30) days’ prior written notice to Tenant, to elect to have Landlord take over the Tenant-Managed Maintenance/Repairs for the Building (or any portion thereof), in which case the reasonable costs of such Tenant-Managed Maintenance/Repairs shall become Operating Expenses hereunder (unless excluded from Operating Expenses as provided in Article 6).

9.                                      ALTERATIONS AND ADDITIONS

9.1                               Landlord’s Consent Required.  Except for alterations which are cosmetic in nature and do not require the issuance of a building permit (e.g., painting), Tenant shall not make any alterations or additions to the Premises without first obtaining Landlord’s written consent.  Tenant shall cause any such repair or alteration approved by Landlord to be done promptly and in a good and workmanlike manner in accordance with the plans and specifications submitted to Landlord and such rules and regulations as may be established by Landlord.  With respect to cosmetic alterations which do not require Landlord’s approval, Tenant shall give Landlord at least ten (10) business days’ prior written notice of its intent to perform such alterations.  All work, whether or not Landlord’s consent is required, shall be performed in a good and workmanlike manner and in accordance with applicable building codes and governmental regulations.  Except for minor alterations that do not require Landlord’s consent hereunder, all work done and material supplied shall be done or supplied only by contractors approved by Landlord, and Landlord shall have the right to grant such approval conditionally or to withdraw the same at any time; provided that Landlord’s election does not increase the cost to Tenant.  Tenant shall, at Tenant’s sole cost and expense, be responsible for any and all maintenance, repair, malfunction and/or replacement of any and all additions, alterations, and modifications made to, and/or installed in the Premises during the performance of any tenant improvement work, whether or not Landlord’s consent is required.  Prior to commencement of any and/or all tenant improvement work, whether or not Landlord’s consent is required, Tenant shall provide Landlord with all Proof of Insurance certificates.  Landlord shall not be responsible for any equipment loss due to problems beyond the Landlord’s control (i.e. power outages).

9.2                               Payment for Work.  All costs of any work performed by or at the instance of Tenant shall be paid promptly by Tenant so as to avoid the assertion of any mechanic’s and/or materialmen’s liens. Within thirty (30) calendar days after receipt of notice thereof, Tenant shall discharge, by bonding, payment or other means acceptable to Landlord, any mechanic’s lien filed against the Premises or the Building resulting from material or labor furnished or performed at the instance or request of Tenant.  If the lien is not discharged within said thirty (30) day period, Landlord shall have the right, but not the obligation, to discharge said lien by payment, bonding or otherwise, and the costs and expenses to Landlord of obtaining such discharge shall be paid to Landlord by Tenant on demand as additional rent.  Landlord shall have the right at any time and from time to time to post and maintain on the Premises and Building such notices as Landlord deems necessary to protect the Premises against mechanic’s liens. Tenant shall provide Landlord with copies of all lien releases and all such lien releases shall be notarized.

10.                               INSURANCE

10.1                        Tenant’s Insurance.  Tenant shall, at all times during the Term hereof and at its own cost and expense, procure and maintain in force worker’s compensation insurance and bodily injury liability and property damage and contractual liability insurance naming Landlord, and any interested persons, related firms or corporations expressly designated by Landlord, and any mortgagee of the Building of whose identity Tenant is notified, as additional insureds, against liability for injury or death of any person in connection with the use, operation or condition of the Premises.  Liability insurance shall at all times be in an amount not less than the amount set forth in Paragraph L of the Summary of Basic Lease Terms for bodily injury and property damage, and may be provided by one or more policies of insurance.  The limits of any such insurance shall not limit any excess liability of Tenant.  Tenant shall, at all times during the Term hereof, at its cost and expense, maintain in effect policies of insurance covering its fixtures, equipment, and leasehold improvements installed by Tenant (in excess of any cost thereof paid by Landlord) located on the Premises, in the amount of their full replacement value, providing protection against any peril included in the classification of all risk coverage, including vandalism and malicious mischief.

10.2                        Landlord’s Insurance.  Landlord shall procure and maintain (as an Operating Expense reimbursed by Tenant), during the Term of this Lease, the following types of insurance covering the following:

(a) the real property of which the Premises is a part, in an amount not less than one hundred percent (100%) of the replacement value of the Building and other improvements located within such real property, as such replacement value may change from time to time, providing protection against any peril generally included within the designation “all risk” (which may include earthquake and flood insurance among other things) and coverage for vandalism and malicious mischief;

(b) the rents payable under this Lease; and

(c) any general liability coverage, premises liability coverage or other type of insurance in commercially reasonable amounts relating to claims arising under negligence, intentional tort, or strict liability theories brought by any party in connection with the Premises or any condition or use thereof.

Tenant shall pay the cost of such insurance as part of the Operating Expenses.  The Landlord will also, throughout the Term hereof carry public liability and property damage insurance with respect to the use and operation of the Building.  Tenant shall have no right to any portion of the proceeds of any insurance carried by Landlord.

10.3                        Form or Policies.  All insurance required to be carried by Tenant hereunder shall be with companies licensed to underwrite insurance within Colorado, naming Landlord, its management company, the holder of any mortgage on the Premises, any ground lessor, and any other interested persons, related firms or corporations expressly designated by Landlord, as an additional insured with respect to the operations and activities of Tenant in, or in connection with Tenant’s occupancy of, the Premises.  Copies of all such policies or certificates issued by the insurance company evidencing the existence and amounts of such policies shall be delivered to Landlord upon written request.  No such policy shall be cancelable or subject to modification except after thirty (30) calendar days prior written notice to Landlord and any mortgagee required to be named thereunder.  Tenant shall, within thirty (30) calendar days prior to the expiration of such policies furnish Landlord with renewals thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant upon demand as additional rent.  All policies of insurance required to be obtained by Tenant and by Landlord shall contain a waiver by the insurer of any rights of subrogation.

11.                               INDEMNITY

11.1                        Indemnification of Landlord.  Tenant shall indemnify and hold Landlord and its designated trustees, affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, mortgagee(s) and agents (including the manager of the Building) (collectively, “Landlord Parties”) harmless from and against any and all losses, claims and damages arising from Tenant’s use of the Premises or the conduct of its business or from any act or omission to act, activity, work or thing done, permitted or suffered by Tenant in or about the Premises.  Tenant shall further indemnify and hold the Landlord Parties harmless from and against any and all claims arising from any breach or default in the performance of any obligation of Tenant to be performed under the terms of this Lease, or arising from any act or negligence of Tenant or any other Tenant Parties, and from and against all costs, reasonable attorney’s fees, expenses and liabilities incurred in connection therewith.  In case any action or proceeding is brought against Landlord, Tenant shall defend the same at Tenant’s expense by counsel satisfactory to Landlord.  Tenant, as a material part of the consideration to Landlord, hereby assumes all risks of damages to property or injury to person in, upon or about the Premises during the Term caused by Tenant or a Tenant Party including their guests or invitees.  The indemnity shall also apply during Tenant’s occupancy of the Additional Premises prior to the Additional Premises Rent Commencement Date.  The indemnities of this Section 11 shall not apply, however, in respect of any notice, claim, demand, loss, damage or other proceeding arising from or related to the pre-existing environmental condition mentioned in Section 5.2 hereof unless a Tenant Party causes or permits to be caused any action that exacerbates the same.

11.2                        Indemnification of Other Tenants.  In the event that Tenant assigns its interest hereunder or sublets the Premises, in whole or in part, or if Tenant otherwise relinquishes its right to any portion of the Premises such that other tenants occupy the Building to any extent, then Tenant shall indemnify and hold harmless such other tenants of the Building, if any, from any loss or damage caused to the Building owing to the leakage or escape of water, gas or other substances from any pipes, machinery or equipment installed by Tenant or any other Tenant Parties within the Building.  Landlord shall secure similar indemnities from any tenants other than Tenant, Tenant’s assignees, and Tenant’s subtenants.

11.3                        Landlord’s Liability.  Landlord, except in the case of its gross negligence or willful misconduct, or that of its agents, shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises caused by or resulting from theft, or fire, or from steam, electricity, gas or water, which may leak, or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same.  All of Tenant’s property shall be kept stored and maintained at the sole risk of Tenant.  Landlord shall not be liable for any damages arising from any act or neglect of any tenant of the Building except those acts for which the Landlord was grossly negligent or participated in willful misconduct.

11.A                      SUBROGATION

Landlord and Tenant hereby waive any and all rights of recovery against the other, their officers, agents, and employees (whether or not such rights are caused by negligence of the other party, and notwithstanding any provisions contained in this Lease to the contrary) occurring out of the use and occupancy of the Premises for loss or damage to their respective real and/or personal property arising as a result of a casualty or condemnation contemplated by Sections 12 or 18.  Each of the parties shall, upon obtaining the policies of insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and shall require such carrier to include an appropriate waiver of subrogation provision in the policies.

12.                               DAMAGE, DESTRUCTION AND BUSINESS INTERRUPTION

12.1 Repair of Damage to Premises.  In the event the Premises or the Building are damaged by fire or other insured casualty and insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust encumbering the Building, the damage shall be repaired by and at the expense of Landlord to the extent of such insurance proceeds available therefor (except that Landlord shall have no obligation to rebuild, replace or repair any leasehold improvements installed by Tenant in excess of any cost thereof paid by Landlord), provided such repairs can, in Landlord’s sole opinion, be completed within one hundred twenty (120) calendar days after the occurrence of such damage without the payment of overtime or other premiums.  Until such repairs are completed, rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one day or less).  If the damage is due to the fault or neglect of any Tenant Party, there shall be no abatement of rent.  If Landlord determines that such repairs cannot, in Landlord’s sole opinion, be completed within such one hundred twenty (120) calendar days, Landlord shall notify Tenant of the same, and Landlord may at its option make such repairs within a reasonable time and in such event, this Lease shall continue in effect and rent shall be abated in the manner provided above; however, if Landlord elects not to make such repairs, then either party may, by written notice to the other within thirty (30) calendar days after such election, terminate this Lease as of the date of the occurrence of such damage, and both parties hereto shall be freed and discharged of all further obligations hereunder.

12.2                        Building Damage.  If the Building throughout shall be injured or damaged, whether by fire or otherwise (though the Premises may not be affected, or if affected, can be repaired within one hundred fifty (150) calendar days) to the extent of more than thirty-three and a third percent (33 1/3%) of the replacement value, and within sixty (60) calendar days after the happening of such injury Landlord shall decide not to reconstruct or rebuild said Building, then, notwithstanding anything contained herein to the contrary, upon notice in writing to that effect given by Landlord to Tenant within said sixty (60) calendar days, Tenant shall pay the rent, properly apportioned up to the date of such damage, this Lease shall terminate as of such date, and both parties hereto shall be freed and discharged of all further obligations hereunder, except for any obligations that expressly survive the termination of this Lease.

13.                               TENANT TAXES

13.1                        Personal Property.  Tenant shall pay, prior to delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed upon or measured by the value of its business operation, including but not limited to the furniture, fixtures, leasehold improvements, equipment and other property of Tenant at any time situated upon or installed in the Premises by Tenant.  Tenant shall cause all such personal property to be assessed and billed separately from the real property of Landlord.

13.2                        Increase in Taxes.  If at any time during the Term of this Lease any of Tenant’s property is assessed as a part of the Premises, or if the assessed value of the Landlord’s property is increased by the inclusion therein of a value placed on Tenant’s property, Tenant shall pay to Landlord upon demand, as additional rent, the amount of any such additional taxes as may be levied against the Building by reason thereof.

14.                               EXTERIOR AREAS

14.1                        Definition.  The term “Exterior Areas” means all areas and facilities located on the property but not within the Building itself.  Exterior Areas include, but are not limited to, pedestrian sidewalks, stairways, landscaped areas, Parking Areas (as defined in Exhibit E), private streets and lighting or utilities.

14.2                        Maintenance.  Landlord will maintain, operate and repair (or cause others to do so) all of the Exterior Areas and keep the same in clean and sightly condition during the Term of this Lease; the cost for which is included within Operating Expenses.  Landlord shall have the right to adopt and promulgate reasonable rules and regulations from time to time concerning the Exterior Areas.  For the purpose of maintenance and repair, or to avoid an involuntary taking or to prevent the public from obtaining prescriptive rights, Landlord may temporarily close portions of the Exterior Areas, and such actions shall not be deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises.

14.3                        Tenant’s Rights and Obligations.  Landlord grants to Tenant, during the Term of this Lease, the non-exclusive right and license to use, for the benefit of Tenant and its officers, agents, employees, customers and invitees, in common with others entitled to such use, the Exterior Areas as they from time to time exist, subject to the rights and privileges of Landlord reserved herein.  Tenant shall not at any time interfere with the rights of Landlord and others entitled to use any part of the Exterior Areas, and shall not store, permanently or temporarily, any materials, supplies or equipment in the Exterior Areas.

14.4                        Changes to Exterior Areas.  Landlord shall have the right at any time during the Term to change the location of entrances to the Building and change, alter, remodel, reduce or improve the Exterior Areas without compensation to Tenant.  For such purposes, Landlord may, if necessary, enter, pass through and work upon the Premises; provided that Landlord shall carry out such work diligently and reasonably, without unreasonable noise, interference or disruption, and in such a manner as shall not unreasonably interfere with Tenant’s access, use or occupancy of the Premises for its business.

15.                               SUBLETTING AND ASSIGNMENT

15.1                        No Subletting or Assignment.  Except as provided in the following sentence, Tenant shall not sublet all or any part of the Premises, nor assign this Lease or any interest herein, nor mortgage, pledge, encumber or otherwise transfer this Lease or any part hereof, without the prior written consent of Landlord which consent, if required, shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall be allowed to freely assign this Lease, in whole or in part, to any entity which controls, is controlled by or is under common control with Tenant, or which acquires a controlling interest in the assets, business, and/or capital stock of Tenant, including any successor entity that results from merger, acquisition, or related transaction (a “Permitted Assignee”), without the consent of Landlord.  No assignment or subletting by Tenant shall relieve Tenant of its obligations under this Lease unless the parties expressly agree otherwise.

In the event Tenant should desire to assign this Lease or sublet the Premises or any part thereof, to any party other than its Permitted Assignee, Tenant shall give Landlord written notice that shall specify (a) the name and business of the proposed assignee or sublessee, (b) the amount and location of the space affected, (c) the proposed effective date and duration of the subletting or assignment, and (d) the proposed rental to be paid to Tenant by such sublessee or assignee.

If the proposed assignment or sublease is not to a Permitted Assignee, the provisions of this paragraph shall apply, and Landlord shall then have a period of thirty (30) calendar days following receipt of such notice within which to notify Tenant in writing that Landlord elects either (1) to terminate this Lease as to the space so affected as of the date so specified by Tenant and reclaim that portion of the Premises, in which event Tenant shall be released from any further Lease obligations associated with such reclaimed portion arising on or after the date of such termination (except for such obligations that expressly survive the termination of this Lease), (2) to permit Tenant to assign or sublet such space, in which event Tenant may accept rent up to the amount that will equal, but not exceed the current rent contracted-for with Landlord.  Tenant is hereby prohibited from making a profit in any way on the specified Premises, or (3) to not consent to such assignment or sublease, in which case Landlord shall provide Tenant with reasonably detailed documentation as to why it is withholding consent and why it believes that such withholding of consent is reasonable in the circumstances.  By way of example, Landlord would be deemed to be reasonably withholding consent if (a) any portion of the Building or Premises would likely become subject to additional or different laws as a consequence of the proposed transfer; (b) the proposed transferee’s use of the Premises conflicts with the permitted use allowable hereunder; (c) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s reasonable and uniformly enforced standards for Building tenants (such as, by way of example, but not limitation, collection agencies, governmental agencies, massage parlors, medical marijuana dispensaries); or (d) the proposed transferee is or has been involved in litigation with Landlord or any of its affiliates within the past two (2) years.  If the proposed rental rate between Tenant and any sublessee is greater than the rental rate of this Lease, then such excess rental is to be deemed additional rent owed by Tenant to Landlord under this Lease, and the amount of such excess, including any subsequent increases due to escalation or otherwise, shall be paid by Tenant to Landlord in the same manner that Tenant pays the rental hereunder and in addition thereto.

15.2                        Documentation.  All documents utilized by Tenant to evidence any subletting or assignment to which Landlord has consented shall be subject to prior written approval by Landlord or its counsel.  Tenant shall submit all financial statements and relevant information for the proposed subtenant or assignee as is reasonably requested by Landlord.  Tenant shall pay, as additional rent, a reasonable fee not to exceed One Thousand Five Hundred Dollars ($1,500.00) for all Landlord’s costs and expenses, including reasonable attorneys’ fees, incurred in determining whether or not to consent to any requested subletting or assignment and in reviewing and approving such documentation.

15.3                        Subletting Rents.  Acceptance of Rent by Landlord from anyone other than Tenant shall not be construed as a waiver by Landlord of any provision of this Lease, nor as a release of Tenant, but the same shall be taken to be a payment on account of Tenant.

15.4                        Special Provisions Regarding Permitted Office Sharing.  Notwithstanding anything to the contrary contained in this Article 15, Tenant, without obtaining Landlord’s prior consent but upon prior notice as more fully set forth below, and provided that Tenant has taken possession of the Additional Premises and commenced paying Rent, may sublease or license up to twenty five percent (25%) of the Premises in the aggregate at any time during the Lease Term to one (1) or more persons or entities engaged in a similar profession to Tenant (each such individual or entity, a “Permitted Office Share User”, and such transaction, a “Permitted Office Share”), provided that:  (a) Tenant shall require each Permitted Office Share User to comply with the terms and provisions of this Lease, (b) Tenant shall at all times remain liable for all of the obligations of Tenant under this Lease, including without limitation, the indemnity provisions contained in this Lease, and shall be responsible for each Permitted Office Share User in the same manner, and subject to the same terms and conditions, as if such Permitted Office Share User were part of the “Tenant” under this Lease; and (c) Tenant shall not make any profit by reason of entering into any Permitted Office Share and to the extent that there is any excess rent paid to Tenant in connection with any such Permitted Office Share, such excess shall be paid over to Landlord as provided in Section 15.1 above.  Tenant shall provide Landlord at least thirty (30) days’ prior written notice of any Permitted Office Share, and shall include with such notice a copy of the sublease, license, or use or other occupancy agreement between Tenant and such Permitted Office Share User.

16.                               TENANT’S DEFAULT

16.1                        Default.  If (a) Tenant shall fail to make the payment of any sum required to be paid by Tenant under this Lease within five (5) calendar days after the same is due; or (b) Tenant shall fail to perform any of the other covenants or conditions which Tenant is required to observe and to perform, and such default shall continue for twenty (20) calendar days after written notice thereof form Landlord to Tenant (or, if such default is not capable of being cured within 20 days, if Tenant does not commence to cure such default within such 20 day period, or thereafter does not diligently prosecute such cure to completion), or (c) the interest of Tenant under this Lease shall be levied upon under execution or other legal process, or (d) any petition shall be filed by or against Tenant to declare Tenant a debtor under the Federal Bankruptcy Code, for the reorganization or rehabilitation of Tenant or to delay, reduce or modify Tenant’s debts or obligations (and, if such petition is an involuntary petition, such petition is not dismissed within 90 days after the same is filed), or (e) other than by merger, acquisition or initial public offering, any petition shall be filed or other action taken to otherwise reorganize or modify Tenant’s capital structure if Tenant is a corporation or other entity; or (f) Tenant is declared insolvent according to law by a court having jurisdiction; or (g) any assignment of Tenant’s property shall be made for the benefit of creditors; or (h) if a receiver or trustee is appointed by a court for Tenant or Tenant’s property as part of foreclosure or insolvency proceedings; or (i) Tenant fails to take possession of the Premises on the Commencement Date of the Term of this Lease or thereafter fails to occupy and conduct its business on the Premises on a substantially continuous basis, then Landlord may treat the occurrence of any one or more of the foregoing events as a default under this Lease (“Event(s) of Default”).

16.2                        Remedies.  Upon the occurrence of an Event of Default under this Lease by Tenant, Landlord shall have all of the following remedies, which remedies shall be cumulative, and which remedies shall be in addition to all rights and remedies provided at law or in equity:

16.2.1              Landlord may terminate this Lease and forthwith repossess the Premises and be entitled to recover as damages a sum of money equal to the total of (i) the cost of recovering the Premises, including Landlord’s reasonable attorneys’ fees; (ii) any unpaid Base Rent and additional rent earned at the time of termination, plus interest thereon at the rate of eighteen percent (18%) per annum from the due date; (iii) the balance of the Base Rent for the remainder of the Term less the reasonable rental value received by Landlord if the Premises are subleased for all or any remaining part of such Term; (iv) all Operating Expenses accruing during the remainder of the Term (which may either be the actual Operating Expenses, or a reasonable estimation thereof based on past use and custom), less the value received by Landlord if the Premises are subleased for all or any remaining part of such Term; (v) damages for any wrongful withholding of the Premises by Tenant; and (vi) any other sum of money owed by Tenant to Landlord hereunder.

16.2.2              Landlord may retake possession of the Premises and in that event shall have the obligation to the extent required by applicable law, but without being deemed to have accepted a surrender thereof and without terminating this Lease, to undertake commercially reasonable efforts to re-let the Premises for the remainder of the Term provided for herein, upon commercially reasonable terms and conditions satisfactory to Landlord; and if the rent received through such re-letting does not at least equal the Base Rent and additional rent provided for herein, Tenant shall pay and satisfy any deficiency between the amount of the rent contracted-for herein and that received through re-letting; and, in addition, Tenant shall pay all reasonable expenses incurred in connection with such re-letting, including, but not limited to, the reasonable cost of necessary repairs, renovations or alterations for an occupant, leasing commissions paid to any real estate broker or agent, and reasonable attorneys’ fees incurred.

16.3                        Late Charges.  Tenant hereby acknowledges that the timely payment of rent is of the essence and that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises.  Accordingly, if any rent or other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after the said amount is due, Tenant shall pay to Landlord a late charge, equal to five percent (5%) of such overdue amount.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of

Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

16.4                        Cumulative Remedies.  Suit or suits for the recovery of the rents and other amounts and damages set forth herein above may be brought by Landlord, from time to time, at Landlord’s election and nothing herein shall be deemed to require Landlord to await the date on which this Lease or the Term hereof would have expired by limitation had there been no such Event of Default by Tenant, or no such termination, as the case may be.  Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or hereafter existing at law or in equity or by statute or otherwise including, but not limited to, suits for injunctive relief and specific performance.  The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.  All such rights and remedies shall be considered cumulative and nonexclusive.  All costs incurred by Landlord in connection with collecting any rent or other amounts owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to any attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable as damages by Landlord from Tenant.

16.5                        No Waiver.  No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition.  No agreement, term, covenant or condition hereof to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by written instrument executed by Landlord.  No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions which require observance or performance by Landlord or Tenant subsequent to such termination.

16.6                        Bankruptcy.  Nothing contained in this Section 16 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding provisions of this section.

16.7                        Landlord’s acceptance of such partial payment of rent after Landlord files a written complaint pursuant to Section 16.2, in no event constitutes a waiver of any rights, remedies or defense granted to Landlord hereunder. Landlord shall be entitled to amend the complaint to reflect said partial payment without creating the necessity for the filing of an additional answer or other responsive pleading by the Tenant, and without prior leave of the court unless required by law, and such an amendment shall not delay the matter from proceeding.

16.8                        If a Tenant’s check for payment of any kind is returned for any reason, all future payments including late fees, attorney fees, monthly rent, and any other unpaid balances that are outstanding, must be made by EFT according to Section 3.3 above and/or with certified funds.

17.                               LANDLORD’S DEFAULT

17.1                        Notice of Landlord.  Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligation within thirty (30) days (or within such additional time as is reasonably required to correct any such default if, within such thirty (30) day period Landlord begins to perform and diligently prosecutes its performance continuously thereafter) after receipt of written notice to Landlord by Tenant properly specifying wherein Landlord has failed to perform any such obligations.

17.2                        Notice to Mortgagee.  If the holder of record of any mortgage covering the Premises shall have given prior notice to Tenant that it is the holder of a mortgage and such notice includes the address at which notices to such mortgagee are to be sent, then Tenant shall give notice to the holder of record of such mortgages simultaneously with any notice given to Landlord to correct any default of Landlord as herein above provided.  The holder of record of any such mortgage shall have the right, within thirty (30) calendar days after the expiration of Landlord’s cure period in which to correct or remedy such default before Tenant may take any additional action under this Lease by reason of such default.  Any notice of default given Landlord shall be null and void unless such notice has also been given to all mortgagees whose addresses have theretofore been given to Tenant.

17.3                        Landlord’s Liability.  Anything in this Lease to the contrary notwithstanding, Tenant agrees that it will look solely to the estate and property of Landlord in the Building and underlying land, including applicable insurance policies, for the collection of any judgment requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to the terms of this Lease; and no other assets of Landlord or any partner of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies.

18.                               CONDEMNATION

18.1                        Effect of Taking.  If the Premises or any portion thereof are taken under the power of eminent domain, or sold by Landlord under the threat of the exercise of said power (all of which is herein referred to as “Condemnation”), Landlord shall promptly notify Tenant upon receiving written notification from a condemning authority, and this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first.  If more than twenty-five percent (25%) of the floor area of the Premises is taken by Condemnation, either party may, at its option, terminate this Lease as of the date the condemning authority takes possession, by providing notice, in writing, of its intent to terminate not later than twenty (20) calendar days after Landlord shall have notified Tenant of the taking.  If all of the Premises or so much of the Building is taken by Condemnation (even though no part or only a small part of the Premises be taken) that Landlord elects not to repair or reconstruct the remaining portion, the provisions of Section 12.2 shall apply.  Failure of Landlord or Tenant to notify the other party of its election to terminate the Lease shall constitute agreement of said party to continue the Lease in full force and effect as to the balance of the Premises.

18.2                        Rent Reduction.  If the Lease is not fully terminated after any taking, then it shall remain in full force and effect as to the portion of the Premises remaining; provided the rent payable hereunder shall be reduced in proportion to the area taken.

18.3                        Awards.  All awards for the taking of any part of the Premises under the power of eminent domain shall be the property of Landlord, whether made as compensation for diminution of value of the leasehold or for the taking of the fee; except that Tenant to the extend provided by applicable law, may bring its own claim against the condemning authority, at its sole cost and expense, for loss of Tenant’s personal property and reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

19.                               SUBORDINATION AND ATTORNMENT

19.1                         Subordination.  Landlord and Tenant agree that this Lease be and the same hereby is made subject and subordinate at all times to any mortgage constituting a lien against the Property or any other method of financing or refinancing in any amounts, and all advances thereon, which may now or hereafter be placed against or affect any or all of the land and/or the Premises and/or any or all of the buildings and improvements now or at any time hereafter constituting a part of or adjoining the Building, and to all renewals, modifications, consolidations, participations, replacements and extensions thereof.  The term “mortgages” as used herein shall mean and refer to any mortgage or deed of trust constituting a lien on the Property.  The aforesaid provisions shall be self-operative and no further instrument or subordination shall be necessary unless required by any such mortgagee.  Should Landlord or any mortgagee desire confirmation of such subordination, the Tenant, within ten (10) business days following Landlord’s written request therefor, agrees to execute and deliver, without any charge, any and all documents (in form reasonably acceptable to such mortgagee)  reasonably acknowledging such priority.  Without limiting the foregoing, Tenant acknowledges that Landlord will refinance the Property as part of the Expansion and the mortgagee will require a subordination, non-disturbance and attornment agreement (“SNDA”) as a condition of such financing.  Tenant will execute and acknowledge the SNDA form required by the mortgagee so long as it is on the mortgagee’s standard form and within the range of SNDA’s typically required by similar lenders.  In addition, Tenant acknowledges and agrees that the effectiveness of this Lease is conditioned on Landlord obtaining the financing for the Expansion (the “Financing Contingency”).  If Landlord is unable to satisfy the Financing Contingency within ninety (90) days after the date of mutual execution of this Lease (the “Outside Financing Contingency Satisfaction Date”), Landlord and Tenant shall each have the right to terminate this Lease at any time thereafter but prior to the date that the Financing Contingency is satisfied, in which case the Current Lease shall remain in full force and effect and the Parties’ rights and obligations shall be governed in all respects by the Current Lease.  Notwithstanding the foregoing, if Landlord’s inability to satisfy the Financing Contingency by the Outside Financing Contingency Satisfaction Date is in any way due to Tenant Delay, such Outside Financing Contingency Date shall be postponed day-for-day for each day of Tenant Delay, and Tenant’s right to terminate hereunder shall be postponed for each day of Tenant Delay.

19.2                        Attornment.  Tenant agrees that in the event of a sale, transfer, or assignment of the Landlord’s interest in the Building or any part thereof, including the Premises, Tenant shall attorn to and to recognize such sale, transfer or assignment, or underlying lessor or mortgagee, as Landlord under the Lease; provided that in connection with such transfer, Landlord shall also have transferred the Security Deposit and all rent to such successor or assignee.

20.                               QUIET ENJOYMENT

20.1                        Covenant of Quiet Enjoyment.  Landlord agrees that Tenant, upon paying rent and any other monetary sums due under this Lease, may quietly have, hold and enjoy the Premises during the Term hereof without hindrance from Landlord or any person claiming through Landlord, subject, however, to the terms of this Lease, all mortgages, insurance requirements and applicable laws.  This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

21.                               DELAYS

21.1                        Extended Time Due to Delay.  Whenever Landlord shall be delayed or restricted in the performance of any obligation of Landlord herein with respect to the performance of work or repairs by reason of Landlord’s inability to obtain materials, services or labor required for such performance or by reason of any statute, law or regulation of a government entity, or by reason of any other cause beyond Landlord’s control, Landlord shall be entitled to extend the time for such performance by a time equal to the extent of the delay or restriction, and Tenant’s time for performance under this Lease shall likewise be extended (provided, however, in no event shall Tenant’s time for performance in the payment of Rent or any other monetary obligation hereunder be extended for such reasons), Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby, except for rent abatement where expressly provided by this Lease.

22.                               Intentionally omitted.

23.                               RENEWAL OPTION

23.1  Provided no Event of Default hereunder exists and Tenant has performed all of its covenants and obligations hereunder, Tenant shall have the option to extend the Term of this Lease, including the provisions of Section 22 hereof (hereinafter, the “Option”) for two periods of five years each (the “Option Periods”), upon the same terms and conditions, at the then current market rate (as determined as set forth below), but not less than the previous year’s rent, and upon the following further terms and conditions.

23.2   Tenant shall exercise said Option only by giving written notice to Landlord no earlier than three hundred thirty (330) calendar days nor later than two hundred seventy (270) calendar days before the expiration of the Lease or the applicable Option Period (the “Notice Period”).  As soon as reasonably practicable after receipt of Tenant’s notice, Landlord shall advise Tenant of the Base Rent for the applicable Option Period (“Landlord’s Notice”).  For a period not to exceed thirty (30) calendar days after the date of Landlord’s Notice (the “Negotiation

Period”), both parties shall negotiate on a diligent, good-faith basis to arrive at an agreement concerning the Base Rent for the Option Period.  If at the end of the Negotiation Period Landlord and Tenant are unable to agree on the Base Rent for the Option Period, Landlord shall deliver to Tenant Landlord’s proposal for such terms (“Landlord’s Proposal”) and Tenant shall deliver to Landlord Tenant’s proposal for such terms (“Tenant’s Proposal”).  Tenant shall have a period of fifteen (15) business days after the end of the Negotiation Period (“Tenant’s Decision Period”) to elect to (i) accept Landlord’s Proposal by written notice (the “Acceptance Notice”) to Landlord, (ii) withdraw its renewal request by written notice (“Withdrawal Notice”) to Landlord, or (iii) notify Landlord that it has elected to renew the term of this lease and elected to proceed to arbitration in accordance with the provisions set forth below (“Arbitration Notice”).  If Tenant timely delivers its Acceptance Notice, Landlord and Tenant shall, within ten (10) business days after receipt thereof from Landlord, execute a lease amendment extending the Term for the applicable Option Period on the terms set forth in Landlord’s Proposal.  If Tenant delivers a Withdrawal Notice, then Tenant’s option to extend shall automatically expire and be of no further force or effect.  If Tenant fails timely to deliver its Acceptance Notice or its Arbitration Notice (as applicable), then Tenant shall be deemed to have elected to accept Landlord’s Proposal.  If the Option is not exercised within the Notice Period, or if thereafter Tenant either timely revokes the Option or fails to timely accept the terms set forth in Landlord’s Notice, or if Tenant timely accepts the terms of Landlord’s Notice or Landlord’s Proposal, as applicable, but thereafter fails to timely execute and return the lease amendment, the Option shall be considered null and void.

If Tenant delivers an Arbitration Notice to Landlord prior to the expiration of Tenant’s Decision Period, then the term of this Lease shall be renewed and Landlord and Tenant shall proceed to arbitration in accordance with the procedure set forth below.  Landlord and Tenant shall commence arbitration proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, at least 6 months prior to the expiration of the initial term or the preceding Renewal Period, as applicable, Landlord shall submit Landlord’s Proposal in writing and Tenant shall submit Tenant’s Proposal in writing, together with the supporting data that was used to calculate such proposals, to a qualified independent licensed commercial real estate broker or real estate appraiser who (i) is licensed under the laws of the State of Colorado, (ii) has been active over the ten (10) year period ending on the date of appointment in the leasing or appraising of similarly situated office buildings in the Boulder, Colorado area, (iii) is recognized as a market expert in office leasing or appraisal of office buildings, (iv) has not represented either Landlord, Tenant or their respective lenders during the preceding five (5) years or in connection with this Lease, and (v) has general experience and competence in determining market rates for office space in Boulder, Colorado comparable to the Premises, and being familiar with the Commercial Arbitration Rules of the American Arbitration Association (a “Qualified Arbitrator”).  The Qualified Arbitrator shall be selected as follows:  AAA shall provide a list of Qualified Arbitrators and the parties shall first attempt to jointly select one Qualified Arbitrator.  If the parties cannot agree on one Qualified Arbitrator, then Tenant shall select one (1) candidate from the AAA list and Landlord shall select one (1) candidate from the AAA list, and the two (2) individuals so selected shall select a third candidate from the AAA list within thirty (30) days after Tenant delivers the Arbitration Notice, and the third shall serve as the Qualified Arbitrator.  If either Landlord or Tenant fails to select its panel member within such thirty (30) day period, then the panel member selected by the other party shall select the Qualified Arbitrator.  Within twenty (20) days after the proposals are submitted, the Qualified Arbitrator shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective proposals.  Within 3 days after the date of the hearing, the Qualified Arbitrator will determine the Base Rent provided the Qualified Arbitrator may select only Landlord’s Proposal or Tenant’s Proposal (and no other amount) as the Base Rent, which proposal so selected shall be the Base Rent for the applicable Option Period.  The Qualified Arbitrator’s determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction.  The cost of such arbitration shall be split equally by the parties.  Within thirty (30) days after the Qualified Arbitrator’s determination of the Market Rental Rate, Landlord and Tenant shall execute a mutually acceptable amendment to this Lease specifying that this Lease has been extended at a rate equal to the determined Base Rent.  If the foregoing arbitration process is not completed prior to the commencement of the applicable Option Period, Tenant shall continue to pay Base Rent at the rates in effect prior to such Option Period until such time as the arbitration process is complete, at which time Tenant will pay Landlord, the amounts necessary to adjust the payments made prior to such date to be equal to the Base Rent determined by such arbitration process.

23.3  It is understood and agreed that this Option is personal to the Tenant named in this Lease and is not transferable (except to a Permitted Assignee); in the event of any assignment or subleasing of any or all of the Premises (except to a Permitted Assignee) said Option shall be null and void.

24.                               GENERAL PROVISIONS

24.1              Estoppel Certificates.  Tenant shall at any time, upon reasonable advance notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of the modifications) and the dates to which the rent and other charges are paid in advance, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults if any exist, (c) acknowledging to any mortgagee expressly designated by Landlord that Tenant will not modify or amend this Lease without the consent of such mortgagee and (d) certifying to other relevant matters about which Landlord may reasonably request information.  Tenant shall have ten (10) calendar days to execute and return to Landlord such Estoppel Certificate.  If after reasonable advance notice from Landlord the Tenant fails to execute and return to Landlord the Estoppel Certificate within ten (10) calendar days after its delivery, then Landlord shall be appointed attorney in fact to accurately execute the Estoppel on Tenant’s behalf. Tenant’s failure to provide this statement within the time period specified shall, without further notice by Landlord, constitute an Event of Default under this Lease.

24.2                        Transfer of Landlord’s Interest.  In the event of a sale or conveyance by Landlord of Landlord’s interest in the Premises, then Landlord, on consummation of the transfer, shall be released and discharged from any liability thereafter accruing under this Lease with respect to the interest so transferred, provided that the funds or deposits in the hands of Landlord at the time of transfer in which Tenant has an interest shall be delivered to the successor of Landlord.  This Lease shall not be affected by any such sale.

24.3                        Captions.  Sections and paragraph captions are for convenience only and are not a part of this lease and shall not be used for interpretation or construction of this Lease.

24.4                        Time of Essence.  Time is of the essence with respect to the parties’ performance of obligations hereunder.

24.5                        Severability.  The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

24.6                        Modifications for Mortgage.  In the event any lending institution with whom Landlord has negotiated or shall hereafter negotiate for interim, standby or permanent financing for the Building shall require a modification of this Lease as a condition to providing such financing, Landlord shall provide written notice of the requirement to Tenant and Tenant agrees within fifteen (15) calendar days to make any such modification so long as it is commercially reasonable and does not materially alter any of Tenant’s rights, or its monetary or performance obligations hereunder.  If Tenant fails or refuses to make such reasonable modification within said fifteen (15) day period this Lease may, at Landlord’s sole option, be terminated by Landlord as of the date set forth in a written notice from Landlord to Tenant, which date shall in no event be less than thirty (30) calendar days following such notice.

24.7                        Entire Agreement.  This Lease, along with any exhibits or attachments hereto, constitutes the entire agreement between the parties relative to the Premises and there are no oral agreements or representations between the parties with respect to the subject matter hereof.  This Lease supersedes and cancels all prior agreements and understandings with respect to the subject matter hereof.  This Lease may be modified only in writing, signed by the parties in interest at the time of modification.

24.8                        Recording. This Lease shall not be recorded by Tenant and any recordation by Tenant shall be a breach under this Lease.  Tenant may record a memorandum evidencing the Option as provided in Exhibit G.

24.9                        Binding Effect; Choice of Law.  Subject to any provisions hereof restricting assigning or subletting by Tenant and subject to the provisions for the transfer of Landlord’s interest, this Lease shall bind the parties, their successors and assigns.  This Lease shall be governed by the laws of the State of Colorado.

24.10                 Holding Over:  Payments After Termination.  If Tenant remains in possession of all or any part of the Premises after the expiration of the Term hereof, without the execution of a new Lease, such tenancy shall be deemed to have created and be construed to be a month to month tenancy only terminable on thirty (30) calendar days written notice by either party to the other on the same terms and conditions as provided herein, except not only as to the Term of this Lease, but also except the Base Rent to be paid by Tenant shall be equal to one hundred twenty five percent (125%) of the sum of:  (i) Adjusted Base Rent paid by Tenant immediately prior to the beginning of the holdover period, (ii) one-twelfth (1/12) of the then-applicable Operating Expenses, and (iii) one-twelfth (1/12) of any annual additional rent due.  No payments of money by Tenant to Landlord after the termination of this Lease, in any manner, or after giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term of this Lease or affect any notice given to Tenant prior to the payment of such money.  It is agreed that after the service of notice or the commencement of a suit or after final judgment granting Landlord possession of the Premises, or after any other exercise of Landlord’s rights and remedies hereunder, then the payment of such sums of money, whether as rent or otherwise, shall not waive said notice, or in any manner affect any pending suit or judgment, except to the extent that such payment satisfies any judgment in whole or in part.

24.11                 Entry by Landlord.  Subject to the provisions of Sections 14 and 20 hereof and this Lease, Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable times (and, in the event of an emergency, at any time) to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants or insurers, or to clean, provide routine maintenance or provide any other service to be provided by Landlord or Tenant hereunder or make repairs, alterations, or additions thereto, including, but not limited to, any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises.  Except for any entry by Landlord in an emergency situation or to provide normal maintenance, cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally.  Landlord may use its master key for entry into the Premises.  Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after normal business hours.  Entry by Landlord hereunder shall not, in and of itself, constitute a constructive eviction or entitle Tenant to any abatement or reduction of rent by reason thereof.

24.12                 Authority.  If Tenant is a corporation, each individual executing this Lease on behalf of the corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of the corporation or in accordance with the Bylaws of said corporation and that this Lease is binding upon the corporation in accordance with its terms.

24.13                 Notices.  All notice or demands of every kind required or desired to be given by Landlord or Tenant hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to the Landlord or Tenant at the addresses set forth in Paragraph M of the Summary of Basic Lease Terms.

24.14                 Brokerage Clause.  Landlord and Tenant hereby warrant and represent that neither has dealt with any real estate broker or finder in connection with the transaction evidenced hereby except for the broker named in Paragraph O of the Summary of Basic Lease Terms, for whose commission Landlord shall be responsible, and each party hereby agrees to indemnify, defend, and hold the other harmless, as the case may be, from and against any and all claims which may be made by any other broker or finder in connection with the transaction evidenced hereby.

24.15                 Bankruptcy.  Landlord and Tenant understand that notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Bankruptcy Code of the United States may have certain rights to assume or assign this Lease.  Landlord and Tenant further understand that in any event Landlord is entitled under the Bankruptcy Code to adequate assurances of future performance of the terms and provisions of this Lease.  For purpose of any such assumption or assignment, and subject to the Bankruptcy Code, the parties hereto agree that the term “adequate assurance” shall include at least the following:

24.15.1       In order to assure Landlord that the proposed assignee will have the resources with which to pay the rent called for herein, any proposed assignee must have demonstrated to Landlord’s satisfaction a net worth reasonably acceptable to Landlord.  The financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

24.15.2       Any proposed assignee of this Lease must assume and agree to be personally bound by the terms, provisions and covenants of this Lease.

24.15.3       Notwithstanding anything to the contrary contained in this Lease, if a Trustee in Bankruptcy assumes control over Tenant’s rights under this Lease, the Trustee shall provide the Landlord with adequate assurance of future performance under this Lease, cure or give adequate assurance that he will cure the Event of Default and shall compensate Landlord for actual loss resulting from the Tenant’s bankruptcy.  If the Trustee elects to assign such rights to any third party, “adequate assurance of future performance” shall be deemed to be the Base Rent paid hereunder increased to the then current Base Rate which Landlord would charge for comparable space in the Building as of the date of the Tenant filing its petition for Bankruptcy.

24.16                 Tenant shall be entitled to the use of the Parking Areas set forth in Paragraph P of the Summary of Basic Lease Terms without payment of additional Base Rent under this Lease, it being understood that all costs associated with the parking, including but not limited to repairing and maintaining such parking lot and paying ad valorem real property taxes for the parcels on which the Parking Areas are located shall be considered a part of the Operating Expenses.  Landlord shall not be liable for and Tenant hereby releases and covenants not to bring any action against Landlord for any loss or damage to any vehicle of Tenant, its guests, employees or agent for damage to or theft of or from a motor vehicle while in the parking areas.

24.17                 Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

24.18                 Document Review.  In the event Tenant makes any request upon Landlord causing or requiring Landlord to process, review, negotiate and/or prepare (or cause to be processed, reviewed, negotiated and/or prepared) any document or documents in connection with or arising out of or as a result of this Lease, except as may be expressly stated elsewhere herein, Tenant agrees to reimburse Landlord or its designee promptly upon demand the fee of $1,500.00 referenced in Section 15.2 hereof, inclusive of reasonable attorneys fees, in conjunction with each such request.

24.19                 Attorney’s Fees.  In the event a suit, action, arbitration, or other proceeding of any nature what-so-ever, including without limitation any proceeding under the US Bankruptcy Code, is instituted, or the services of an attorney are retained to interpret or enforce any provision of this Lease or with respect to any dispute relating to this Lease, the prevailing or non-defaulting party shall be entitled to recover from the losing or defaulting party its reasonable attorneys’, paralegals’, accountants’, and other experts’ fees and all other reasonable fees, costs, and expenses actually incurred and reasonably necessary in connection therewith.  In the event of suit, action, arbitration or other proceeding, the amount thereof shall be determined by the judge or arbitrator, shall include fees and expenses incurred on any appeal or review, and shall be in addition to all other amounts provided by law.

24.20       No Accord and Satisfaction.  Landlord’s acceptance of full or partial payment of Base Rent following Tenant’s failure to pay Base Rent when due, regardless of whether Landlord notifies Tenant in writing of Tenant’s failure to pay Base Rent when due, shall in no event constitute a waiver of any rights, remedies or defense granted to Landlord hereunder, including, but not limited to, Landlord’s right to pursue an action for unlawful detainer. Tenant hereby agrees that Landlord shall be entitled to amend its complaint or other filing in any legal proceeding to reflect said partial payment without creating the necessity for the filing of an additional answer or other responsive pleading by the Tenant, and without prior leave of the court unless required by the court, and such an amendment shall not delay the matter from proceeding.

24.21       Joint and Several Liability.  If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities.  Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

24.22                  Hazardous Materials.  No Hazardous Material, except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with all laws, including without limitation, all Hazardous Materials Laws, shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.  Without limiting the generality of Tenant’s indemnities set forth in Article 11 hereof, Tenant shall indemnify, defend and hold the Landlord Parties harmless from (a) any violation by Tenant of this subsection during the Term; and/or (b) any contamination caused by any Hazardous Materials brought onto the Premises, Building or property by Tenant or any other Tenant Parties during the Term.  Neither this Section 24.22 nor the indemnities in Article 11 shall apply to the pre-existing environmental condition mentioned in Section 5.2 hereof unless a Tenant Party causes or permits to be caused any action that exacerbates the same.

25.                     RIGHT OF FIRST OFFER TO PURCHASE.

25.1                         During the Term (or any Renewal Term provided under Section 23 of this Lease), and provided that Tenant is not in default under the Lease, Tenant shall have a one-time right of first offer to purchase the Option Property (hereinafter defined) (the “Right of First Offer”) upon and subject to the terms contained in this Section 25.  If at any time during the Term (or any Renewal Term), and subject to the provisions of the preceding sentence, should Landlord decide to place the real property comprised of the Building(s) and Premises, or any portion thereof (such property, the “Option Property”) on the open market for sale, Landlord shall first offer Tenant the right to purchase the Option Property by giving Tenant written notice (the “Offer Notice”).  Landlord and Tenant shall then have a period of thirty (30) days after Tenant’s receipt of the Offer Notice (the “Negotiation Period”) in which to reach mutually acceptable business terms regarding the purchase and sale of the Option Property, including without limitation, the purchase price for the Option Property.  During the Negotiation Period, Landlord will negotiate exclusively with Tenant with respect to the Option Property, and Landlord will not advertise the Option Property for sale or otherwise place it on the market.  If, at the end of the Negotiation Period, Landlord and Tenant have not reached agreement on all pertinent business terms regarding the purchase and sale of the Option Property, which shall include, without limitation, the purchase price, earnest money, inspection, financing or other contingencies, and/or the closing date, then Tenant’s Right of First Offer shall automatically terminate, and Landlord will be relieved of any further obligation with respect to the Right of First Offer contained herein.  If Landlord and Tenant are able to reach agreement as to the pertinent business terms during the Negotiation Period, then Landlord and Tenant will proceed to enter into a mutually agreement Purchase and Sale Contract consistent with the terms agreed upon during the Negotiation Period (the “PSA”).  If the parties are unable to reach mutual agreement on the PSA, or if either party thereafter does not proceed to close on the purchase and sale of the Option Property in accordance with the PSA, such failure shall not serve to reinstate the Right of First Offer as provided herein, it being acknowledged and agrees that the Right of First Offer contained herein is a one-time right.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the dates set forth below.

LANDLORD:

3333 WALNUT, LLC, a Colorado limited liability company

By:	MAVDevelopment Company, a Michigan
corporation, its Manager

	By:	/s/ Robert A Aldrich
	Name:	Robert A. Aldrich
	Title:	President

Dated this 10th day of June, 2013

TENANT:

RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation

By:	Timothy A. Miller

Its:	CEO

Signature:	/s/ Timothy A. Miller

Dated this 10th day of June, 2013

EXHIBIT A

LEGAL DESCRIPTION

The Premises is comprised of three parcels, labeled Parcel One, Parcel Two and Parcel Three, respectively. Each Parcel is described below.

Parcel One:

Lot 1.

Russell Brown Minor Subdivision Replat A,

EXCEPT that portion thereof conveyed to the City of Boulder by Warranty Deed recorded May 19, 1997 at Reception No. 1699531,

County of Boulder,

State of Colorado.

Parcel Two:

The West half (1/2) of a 40.00 foot wide strip of land in Section 29, Township 1 North, Range 70 West of the 6th Principal Meridian, described as follows:

Commencing at the East Quarter corner of said Section 29;

Thence South 89 degrees 46 minutes 10 seconds West, a distance of 75 feet to a point on the West right-of-way line of Pleasant View Road as described in instrument recorded in Book 1122 at Page 64 of the records of the Office of Clerk and Recorder of Boulder County, Colorado;

Thence South 00 degrees 02 minutes 20 seconds West along said Pleasant View Road, a distance of 909.40 feet to a point on the North right-of-way line of Walnut Street as described in instrument recorded in Book 1122 at Page 61 of said records;

Thence Northwesterly along said Walnut Street, a distance of 977.62 feet to a point on the Southwest corner of that parcel of land described in instrument recorded in Book 1214 at Page 215 of said records, the True Point of Beginning.

Thence North 00 degrees 04 minutes 40 seconds West, a distance of 482.45 feet along the West property line of said parcel to a point on the Southerly right-of-way line of Colorado and Southern Railway;

Thence Northwesterly along said railroad right-of-way a distance of 41.50 feet more or less to the Northeast corner of that parcel of land as described in instrument recorded in Book 1179 at Page 132 of said records;

Thence Southerly along the West line of said tract, a distance of 195.00 feet to the Northeast corner of that parcel of land described in instrument recorded in Book 1161 at Page 176 of said records;

Thence continuing Southerly a distance of 300.00 feet along the East border of said parcel of land to a point on the Northerly right-of-way line of Walnut Street;

Thence South 75 degrees 45 minutes 40 seconds East, a distance of 41.28 feet to the True Point of Beginning;

EXCEPT that portion thereof conveyed to the City of Boulder by Warranty Deed recorded May 19, 1997 at Reception No. 1699531,

County of Boulder,

State of Colorado.

***Parcel Three on next page***

Parcel Three:

A tract of land in the Northeast Quarter of the Southeast Quarter of Section 29, Township 1 North, Range 70 West of the 6th Principal Meridian, Boulder County, Colorado, described as follows:

Commencing at the East Quarter corner of said Section 29,

Thence South 00 degrees 02 minutes 20 seconds West, 949.40 feet along the East line of said Section 29;

Then North 89 degrees 57 minutes 40 seconds West, 485.00 feet at right angles to the East line of said Section 29, along the centerline of Walnut Street to a point of curve to the right;

Thence Northwesterly 249.62 feel along the arc of said curve to the right to a point of tangent, said arc having a radius of 1006.00 feet and a delta angle of 14 degrees 13 minutes right;

Thence North 75 degrees 44 minutes 40 seconds West 358.99 feet;

Thence North 00 degrees 04 minutes 40 seconds West 41.29 feet parallel with the West line of the East half of the Northwest Quarter of the Southeast Quarter of said section 29 to the Northerly line of Walnut Street which point is the Southeast corner of that tract of land described in Deed recorded in Book 1161 at Page 176 of the records of the Office of Clerk and Recorder of Boulder County, Colorado said point being the True Point of Beginning;

Thence South 75 degrees 44 minutes 40 seconds East, 247.71 feet along the Northerly line of Walnut Street;

Thence North 00 degrees 04 minutes 40 seconds West, 440.00 feet more or less, and parallel with the West line of the East half of the Northwest Quarter of the Southeast Quarter of said Section 29 to a point on the Southerly line of the Colorado and Southern Railway Company right-of-way;

Thence Northwesterly 267.00 feet, more or less, along said Southerly line of the Colorado and Southern Railway Company right-of-way to the Northeast corner of that tract of land described in Deed recorded in Book 1179 at Page 132 of said records;

Thence South 00 degrees 04 minutes 40 seconds East, 495.00 feet parallel with the West line of the East half of the Northwest Quarter of the Southwest Quarter of said Section 29 to the Southeast corner of said tract of land described in instrument recorded in Book 1161 at Page 176 and the True Point of Beginning,

EXCEPT a strip of land 40 feet in width off the West side of the above described parcel,

TOGETHER WITH the East half of a 40.00 foot wide strip of land in Section 29, Township 1 North, Range 70 West of the 6th Principal Meridian, described as follows:

Commencing at the East Quarter corner of said Section 29;

Thence South 89 degrees 46 minutes 10 seconds West, a distance of 75 feet to a point on the West right-of-way line of Pleasant View Road as described in instrument recorded in Book 1122 at Page 64 of the records of the Office of Clerk and Recorder of Boulder County, Colorado;

Thence South 00 degrees 02 minutes 20 seconds West along said Pleasant View Road, a distance of 909.40 feet to a point on the North right-of-way line of Walnut Street as described in instrument recorded in Book 1122 at Page 61 of said records;

Thence Northwesterly along said Walnut Street, a distance of 977.62 feet to a point on the Southwest corner of that parcel of land described in instrument recorded in Book 1214 at Page 215 of said records, the True Point of Beginning,

Thence North 00 degrees 04 minutes 40 second West, a distance of 482.45 feet along the West property line of said parcel to a point on the Southerly right-of-way line of the Colorado and Southern Railway;

Thence Northwesterly along said railroad right-of-way a distance of 41.50 feet more or less to the Northeast corner of that parcel of land as described in instrument recorded in Book 1179 at Page 132 of said records;

Thence Southerly along the West line of said tract, a distance of 195.00 feet to the Northeast corner of that parcel of land described in instrument recorded in Book 1161 at Page 176 of said records;

EXHIBIT B

PREMISES

3333 Walnut Street, Boulder, Colorado

B-1

EXHIBIT C

BUILDING RULES AND REGULATIONS

Landlord and Tenant agree that the following rules and Regulations shall be and hereby are made a part of this Lease, and Tenant agrees that Tenant’s employees, agents, contractors and invitees or any others permitted by Tenant to occupy or enter the Premises, will at all times abide by said Rules and Regulations:

1.             The sidewalks, entries, passages, corridors, stairways, and elevators of the Building shall not be obstructed by Tenant, or Tenant’s agents, employees, contractors or invitees or used for any purpose other than ingress to and egress from the Premises.

A.            (1)           Furniture, equipment or supplies will be moved in or out of the Building only upon the elevator designated by Landlord and then only during such hours and in such manner as may be prescribed by Landlord.  Tenant’s movers must provide Landlord with proof of insurance coverage naming Landlord, its manager, and any other parties so designated by Landlord as additional insureds.  Tenant shall cause its movers to use only the loading facilities and elevator designated by Landlord.  In the event Tenant’s movers damage the elevator or any part of the building, Tenant shall forthwith pay to Landlord the amount required to repair said damage.

(2)           No safe or articles, the weight of which may in the opinion of Landlord constitute a hazard or damage to the Building or Building’s equipment shall be moved into the Premises.

(3)           Safes and other equipment, the weight of which is not excessive, shall be moved into, from and about the Building only during such hours and in such manner as shall be prescribed by Landlord; and Landlord shall have the right to designate the location of such articles in the Premises.

B.            During the entire Term of the Lease, Tenant shall at Tenant’s expense install and maintain under each and every caster chair a chair pad to protect the carpeting.

2.             No new or additional sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building as shall be first designated by Landlord; but there shall be no obligation or duty on the part of Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the inside or outside of the Building.  A Directory in a conspicuous place, with the name(s) of Tenant(s), not to exceed one name, will be provided by Landlord; any necessary revision to this Directory will be made by Landlord at Tenant’s expense, within a reasonable time after notice for Tenant of the change making the revisions necessary.  No furniture shall be placed in front of the Building or in any lobby or corridor, without the prior written consent of Landlord.  Landlord shall have the right to remove all non-permitted signs and furniture, except Tenant’s existing signage, at the expense of Tenant.

3.             Tenant shall not do or permit anything to be done in the Premises or bring or keep anything therein which would in any way increase the rate of fire insurance on the Building or on property kept therein, constitute a nuisance or waste, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or conflict with the laws relating to fire or with any regulations of the fire department or with any insurance policy upon the Building or any part thereof or conflict with any of the rules or ordinances of the Department of Health of the City and County where the Building is located.

4.             Tenant shall not employ any new or additional persons, other than the janitor or cleaning contractor of Landlord, for the purpose of cleaning or taking care of the Premises, without the prior written consent of Landlord.  Landlord shall be in no way responsible to Tenant for any loss of property from the Premises, however occurring, or for any damage done to Tenant’s furniture or equipment by the janitor or any of the janitor’s staff, or by any other person or person whomsoever.  The janitor of the Building may at all times keep a pass key, and other agents of Landlord shall at all times be allowed admittance to the Premises.

5.             Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended; and any damage resulting to the same from misuse on the part of Tenant or Tenant’s agents or employees shall be paid for by Tenant.  No person shall waste water by tying back or wedging the faucets or in any other manner.

6.             Except for seeing eye dogs for the blind and hearing ear dogs for the deaf, no animals shall be allowed in the offices, halls, corridors and elevators of the Building.  No persons shall disturb the occupants of this or adjoining buildings or premises by the use of any radio sound equipment or musical instrument or by the making of loud or improper noises.

7.             Intentionally omitted.

8.             Tenant shall  not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant or Tenant’s agents, employees, contractors, or invitees out of the windows or doors, or down the corridors, elevator shafts, or ventilating ducts or shafts of the Building.  Tenant, except in case of fire or other emergency, shall not open any outside window that is not designed to be opened.

9.             No additional lock or locks shall be placed by Tenant on any door in the Building unless written consent of Landlord shall first have been obtained.  A reasonable number of keys to the Premises and the toilet rooms, if locked by Landlord, will be furnished by Landlord; and neither Tenant nor Tenant’s agents or employees shall have any duplicate keys made.  At the termination of this tenancy, Tenant shall promptly return to Landlord all keys to offices, toilet rooms or vaults.

10.          No window shades, blinds, screens, draperies or other window coverings will be attached or detached by Tenant without Landlord’s prior written consent.  Tenant agrees to abide by Landlord’s rules with respect to maintaining uniform curtains, draperies and linings at all windows and hallways.

11.          No awnings shall be placed over any window.

12.          If any Tenant desires any new or additional telegraphic, telephonic or other electric connections, Landlord or Landlord’s agents will direct the electricians as to where and how the wire may be introduced; and without such directions, no boring or cutting for wire will be permitted.  Any such installation and connection shall be made at Tenant’s expense.

13.          Tenant shall not install or operate any steam or gas engine or boiler in the Premises.  The use of oil, gas or inflammable liquids for eating, lighting or any other purpose is expressly prohibited.  Explosive or other articles deemed extra hazardous shall not be brought into the Building or the property.

14.          Any painting or decorating, as may be agreed to be done by and at the expense of Landlord, shall be done during regular working hours.  Should Tenant desire such work on Saturdays, Sundays, holidays or outside of regular working hours, Tenant shall pay for the extra cost thereof.

15.          Except as permitted by Landlord, Tenant shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Premises or of the Building; and any defacement, damage or injury caused by Tenant or Tenant’s agents or employees shall be paid for by the Tenant.

16.          Subject to the Lease provisions, Landlord shall at all times have the right, by and through Landlord’s officers or agents, to enter the Premises and show the same to persons wishing to lease them and may, at any time within sixty (60) days preceding the termination of the Term of Tenant’s Lease, place upon the doors and windows of the Premises the notice “For Rent” which notice shall not be removed by Tenant.

17.          Personal Use of Premises.  The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes, or for the storage of personal effects or property not required for business purposes.

18.          Storage of vehicles in the parking lot is not permitted.  Any vehicles appearing to be stored or abandoned will be ticketed and towed at the vehicle owner’s expense.

19.          All areas in the Building have been designated as “No Smoking” areas and Tenant, and its employees agents and invitees agree to abide by this designation.

20.          Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may in Landlord’s sole judgment appear unsightly from outside the Building.

21.          The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purposes other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

22.          Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

23.          Without the prior written consent of Landlord, not to be unreasonably withheld, Tenant shall not use the name of the Building or any depiction of the Building in connection with, or in promoting or advertising the business of Tenant, except Tenant may use the address of the Building as the address of its business.

24.          Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises’ or the Building’s heating and air conditioning, and shall refrain from attempting to adjust any controls.  Tenant shall keep corridor doors closed.

25.          Tenant agrees that Landlord may reasonably amend, modify, delete or add new and additional rules and regulations for the use and care of the Premises and the Building of which the Premises are a part.  Tenant agrees to comply with all such rules and regulations upon notice to Tenant from Landlord.  In the event of any breach of the rules and regulations herein set forth, or any reasonable amendments, modifications or additions thereto, Tenant shall promptly cure such breach upon notice from Landlord.  If Tenant fails to promptly cure the same then Landlord shall have all remedies set forth in this Lease in the Event of Default by Tenant.

26.          Tenant recognizes and agrees to enforce with all employees and guests, a policy of no smoking in the Premises and Exterior Areas of the building Complex, except in areas specified by the Landlord or its management personnel.

EXHIBIT D

ACCEPTANCE LETTER

Landlord:	3333 WALNUT, LLC
c/o MAVDevelopment
2727 South State Street, Suite 100
Ann Arbor, Michigan 48104
Attn: Rob Aldrich

Tenant:	RALLY SOFTWARE DEVELOPMENT CORP.,
Attn: Associate General Counsel

Premises:	3333 Walnut, Boulder, Colorado

Re:	Lease, dated for reference purposes only as , 2013, by and between Landlord and Tenant on the Premises.

This is to advise that the undersigned, as Tenant, has inspected the improvements at the above-referenced Premises and hereby confirms the following:

1.              Tenant has accepted possession of the Premises pursuant to the terms of the Lease.

2.              That the improvements and space required to be furnished according to the aforesaid Lease have been completed and supplied by Landlord in all respects, pursuant to a Certificate of Occupancy or other appropriate governmental approvals evidencing compliance with all applicable codes, and there are no Special Removable Leasehold Improvements contained therein.

3.             That the Landlord has fulfilled all of its obligations under the Lease.

4.              That no Rent has been prepaid except as provided by the Lease.

5.              That there are no existing defenses or offsets which the undersigned Tenant has against the enforcement of said Lease by the Landlord.

6.              That the aforesaid Lease has not been modified or altered, except as set forth herein.

7.              The Commencement Date of the Lease is the        day of                                , 20    .

8.              The Additional Premises Rent Commencement Date is the              day of                   , 20      .

9.              The Termination Date of the Lease is the          day of                           , 20    .

10.       That the Lease is now in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON THE FOLLOWING PAGE

D-1

LANDLORD:		TENANT:

3333 WALNUT, LLC,		RALLY SOFTWARE DEVELOPMENT CORP.,
a Colorado limited liability company		a Delaware corporation

By: MAVDevelopment Company, a Michigan		By:
corporation, its Manager
Name:
By:
Name:	Robert A. Aldrich	Title:
Title:	President
Dated:		Dated:

D-2

EXHIBIT E

PARKING AREAS

Permanent Parking Area

Upon completion of the Additional Premises, the parking will be in the area cross hatched on the plan.

E-1

Construction Parking Areas

During construction of the Additional Premises, the parking will be in the area cross hatched on the plan.

E-2

EXHIBIT F

WORK LETTER - CURRENT PREMISES

Within one hundred eighty (180) days following the Commencement Date, Landlord shall perform the following work within the Current Premises, at a time or times mutually agreed to by Tenant and Landlord, on a turnkey basis at Landlord’s expense (collectively, the “Landlord’s Work”):

•              Upgrade and expand the DDC control system in the Current Premises per the specifications of Group 14 Engineering (if selected by Tenant) and Landlord’s consultants, as agreed upon by Landlord and Tenant in good faith, upon which the specifications will be fully reflected on Exhibit F-1 attached hereto.  Promptly after the Commencement Date, Landlord shall at its expense design the DDC system upgrade and expansion, and thereafter, upon Tenant’s election, shall allow Tenant’s engineer, Group 14 Engineering to review and confirm such design at Tenant’s expense.  Once such design is confirmed and agreed upon, the design specifications may be reviewed and approved by Landlord and Tenant, and/or their respective consultants, within the 180-day period and shall be incorporated into appropriate construction drawings.  Once such specifications are approved, they will be attached hereto as Exhibit F-1.  Any design review and approval services performed by Group 14 Engineering shall be at Tenant’s cost.

Tenant acknowledges that Landlord will be conducting the Landlord’s Work while Tenant is in possession of the Current Premises, and agrees that Landlord, its agents, employees and contractors shall have the right to enter the Current Premises to conduct the Landlord’s Work.  Tenant understands that the work to be performed may result in noise, vibration, dirt, dust, odors, and other circumstances commonly attendant to construction.  Tenant hereby waives any claim of injury or inconvenience to Tenant’s business, interference with Tenant’s business, loss of occupancy or quiet enjoyment of the Current Premises, or any other loss occasioned by such entry or the performance of the Landlord’s Work, and the same shall not relieve Tenant of any obligations under the Lease; provided that Landlord shall minimize to the extent reasonably possible any disruption to Tenant’s business in the Current Premises during its performance of the Landlord’s Work, and shall cause its contractors to abide by Tenant’s established security measures.  No entry into the Current Premises by Landlord to perform any Landlord’s Work shall be deemed a forcible or unlawful entry into the Current Premises or a detainer of the Current Premises, or an eviction, actual or constructive, of Tenant from the Current Premises, or any part thereof, nor shall such entry entitle Tenant to damages or an abatement of Rent with respect to the Current Premises, unless Landlord fails to minimize disruption in the Current Premises to the extent reasonably possible.  Tenant shall fully cooperate with Landlord and its contractors and shall not in any way impede, inhibit or hinder any of the Landlord’s Work.

F-1

EXHIBIT F-1

DDC DESIGN SPECIFICATIONS

[to be attached post-Lease execution when agreed upon]

F-2

Exhibit G

BASE BUILDING IMPROVEMENT WORK

3333 Walnut, Boulder, CO

Building Expansion Base Building Specifications

Date:  June 4, 2013

Landlord shall complete the following Base Building Improvements, at Landlord’s cost:

A.            Utilities

1.  Electricity — 480/277 volt service to be provided to the building from the local utility company.

2.  Water — City of Boulder water service to be provided to the building and extended to each floor via vertical risers.  Suitable capacities will be provided for domestic and fire suppression systems.

3.  Sanitary Sewer — sanitary sewer to be provided by municipality and be extended to each floor via vertical risers.

4.  Storm Sewer — a suitably sized storm sewer system for parking and roof drainage will be provided and connected to municipal storm system.

5.  Telecommunications — two 4” conduits will be extended into the buildings Telecommunications closet for distribution to Tenant spaces.  Low voltage cabling to be provided at Tenants expense.

B.            Site work and Pavements

1.  All mass grading, cut and fills and excavations.

2.  Landscaping and irrigation per local requirements.

3.  Parking lot paving and sidewalks as noted on approved site plans, including parking lot lighting.

4.  Complete removal and disposal of the 1950 33rd Street structure.

C.            Foundations and Superstructure

1.  The foundation system shall be designed to accommodate building loads per local building codes and include spread footings, column piers and formed walls where required.

2.   A free standing steel structure designed to accommodate structural loads of a typical commercial office building.  The structure will be clad with a combination of precast concrete and cast stone and metal panel to complement the existing building.  High performance insulated glass in aluminum frames will be provided at perimeter walls.    A fully adhered insulated EPDM roof system will be provided.   Perimeter doors will be provided at lobby and emergency exits.  The building envelope will be used as a component to meet the requirements of the City of Boulder Energy Code.

3.  Floors will be poured concrete with a smooth trowel finish.

D.            Interior Construction

1.  The Landlord will provide the following interior finishes as part of the core and shell:

a.  First floor lobby to be decorated with first class finishes including hard tile floors, painted drywall and lay-in ceilings, upgraded lighting.

MAVDevelopment Company• South State Commons III• 2727 South State Street, Suite 100•Ann Arbor, MI 48104•734.930.6700•734.930.6701 fax•www.mavd.com

b.   Each floor shall have finished restrooms including painted drywall walls, lay-in ceilings, hard surface countertops and flooring.  Toilet fixtures will be provided to exceed minimum code requirements.  Toilet partitions and accessories complete.

c.   One new three story stair tower for emergency egress will be constructed.   The existing north stair shall be modified by extending it vertically to the third floor of the new addition.

d.   Each floor will have one “house” electrical closet and one “house” telecommunications room, vertically stacked, for future tenant distribution.  Conduit stubs will be provided between floors for future vertical access.  The electrical closet will have one 200 amp, 480/277 volt distribution panel for future Tenant Improvement work.  One 4’x8’ plywood backboard will be provided in each telecommunications room.

f.   Two passenger elevators with upscale finishes will be provided.

g.   One elevator machine room will be constructed complete.

i.    Metal studs and finished drywall at all perimeter walls.

J.   Window sills and window treatments to be Tenant Improvement cost.

E.            Building Systems

1.  Fire Protection

a.   A complete wet pipe fire suppression system will be provided including upright sprinkler heads, piping and vertical risers.  Work will conform to NFPA and City of Boulder codes.

2.  Heating Ventilation and Air Conditioning

The core and shell Heating Ventilating and Air Conditioning system will be used as a component to meet the requirements of City of Boulder Energy Code.  The system will include:

a.   Two (2) new 50,000 cfm roof top mounted air handling units using indirect gas fired heat and DX cooling.  The DX cooling will include an evaporator coil with electrically controlled expansion valve and air cooled condensing coils.

b.   Two new condensing boilers, 750 MBH each, including hydronic supply and return piping to eight (8) VAV boxes at each floor.

c.   Circulation pumps and pipe insulation.  Duct insulation.

d.   Medium pressure ductwork installed the entire length at each floor.

e.   Eight variable air volume (VAV) boxes per floor.  Temperature controls to each VAV box.

f.   DDC control system for the new addition including hardware, software and programming.

g.   Toilet room exhaust system including ductwork and controls.

3.   Electrical

The core and shell electrical system shall include:

2

a.   Sufficient power will be provided by the utility company for the buildings electrical service.

b.   All required medium voltage switch gear, disconnects and distribution for the addition.

c.   Electrical distribution including the necessary transformers to all core and shell provided work noted above.

d.   Final connections to all core and shell HVAC equipment.

e.   One 200 amp 480/277 volt distribution panel per floor located in “house” electrical rooms for future Tenant Improvement Work.  Tenant suites to be individually metered.

f.   Fire alarm system complete for core and shell work.  Capacity for future Tenant Improvement work to be provided.

g.   Exit and egress lighting for core and shell work.

h.  Card access system for perimeter doors.

i.  It is assumed that Tenant lighting system shall be designed efficiently and be used as a component to meet the requirements of City of Boulder Energy Code.

j.  A 135 kilowatt solar photovoltaic system complete with roof mounted solar panels, power inverters and all required cabling.  The system will be connected to the buildings electrical distribution system.

3

Group 14 and DLR Group Design Recommendations

February 5, 2013

Group 14 Sustainable Design Recommendations per letter dated September 5, 2012 (as attached to Lease Proposal date September 21, 2012).

1.                                      Reduced Window Area — The original design has been modified to replace vision glass with insulated metal spandrel on the uppermost glazing panel on the 1st level.  This creates an overall glazing area of 39.19%. (East façade for calculations)

2.                                      R-20 roof insulation.  Base Building Specification:  R-30.

3.                                      R-21 batts in walls.  Base Building Specification: R19 batts with 4” metal studs, along with 2” R10 (R5/in.) XPS continuous rigid insulation.

4.                                      Exterior shading on the west.  Not included in Base Building Specification.  Cost option provided per Exhibit D.

5.                                      Windows.  Base Building Specification:  U Value of .3 Winter and .27 Summer, a SHGC less than 0.22 and a VT greater than 0.34.

6.                                      Five tubular skylights.  Included in Base Building Design.

7.                                      Lighting.  The Base Building will incorporate code required lighting controls, including occupancy sensors and time clock.  It is understood that the tenant improvement will achieve the code required lighting power density, as well as other controls as required by code.  The tenant improvement lighting will be used as component in achieving the goals of the Boulder Energy Code, along with the building envelope and mechanical systems.

8.                                      HVAC.  Options above Base Building Specification outlined in Exhibit D.

DLR Group Concepts and Recommendations per Lease Proposal dated September 21, 2012.

1.                                      Monumental Stair.  Eliminated at Tenant’s request.

2.                                      Reconfigure north restroom core.  Included in the Base Building Design.

3.                                      Trellis structure on the west facing decks.  Included in the Base Building Design.

4.                                      Trellis on existing west patio.  Included in the Base Building Design.

5.                                      Upgrade entrance to north stairwell.  Base Building Design will include the following:  The north stairwell will be extended to serve the third floor, and the east wall entry to the stair will include two doors on the second and third floors to improve circulation in the stair.

6.                                      Double door for deliveries.  Included in the Base Building Design.

EXHIBIT H -1

TENANT-MANAGED WORK LETTER

1.             Construction Generally.  Tenant agrees to construct the Tenant Improvement Work in a good and workmanlike manner in and upon the Additional Premises, at Tenant’s sole cost and expense, in accordance with the Approved Construction Drawings and otherwise in accordance with the terms and conditions contained in this Tenant-Managed Work Letter (as used herein, the “Work Letter”).  Capitalized terms used in this Work Letter but not defined herein shall have the meanings given to such terms in the Lease.  In the case of a conflict between the terms of this Work Letter and the Lease, the latter shall control.  Except as otherwise provided herein, Tenant will employ experienced, union-affiliated licensed contractors, architects, engineers and other consultants, reasonably approved by Landlord, to construct the Tenant Improvement Work and will require in the applicable contracts that such parties (a) carry insurance in such amounts and types of coverages as are reasonably required by Landlord, and (b) design and construct the Tenant Improvement Work in a good and workmanlike manner and in compliance with all applicable laws.  Landlord hereby approves Sand Construction as Tenant’s general contractor for the Tenant Improvement Work, and shall cause Landlord’s general contractor, within thirty (30) calendar days after the Commencement Date, to meet and consult with Sand Construction, for the purpose of coordinating the staging and commencement of the Tenant Improvement Work, prior to and in connection with construction and completion of the Base Building Improvements, including reasonable Building access by Sand Construction.  If Tenant elects to use any other general contractor, it must be union-affiliated and shall be subject to Landlord’s reasonable approval as set forth above.  Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in the construction and installation of the Tenant Improvement Work shall be carried out by Tenant’s Contractors (hereinafter defined) under the sole direction of Tenant’s general contractor, in compliance with all Building rules and regulations insofar as they do not inhibit or delay normal construction activity, and in such a manner so as not to unreasonably interfere with or disturb any other operations, business, use and enjoyment of the Building or the structural calculations for imposed loads.  Tenant shall obtain from its general contractor and provide to Landlord a list of all subcontractors providing labor or materials in connection with any portion of the Tenant Improvement Work prior to commencement of the Tenant Improvement Work and Landlord shall have the right to reasonably approve all subcontractors, which shall also be union-affiliated, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant’s general contractor shall warrant to the Landlord that the design, construction and installation of the Tenant Improvement Work shall conform to the requirements of all applicable laws, including building, plumbing and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Tenant Improvement Work.  Without limiting the foregoing, Tenant’s general contractor shall, at Tenant’s expense, be responsible for Americans with Disabilities Act (“ADA”) (and any comparable state accessibility standards) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its affiliates or transferees.  Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements; except that Landlord shall be responsible, at Landlord’s expense, to ensure that the Base Building Improvements are designed, constructed, and delivered to Tenant in compliance with the ADA and any comparable state or local standards, and local building codes.  Such similar determinations for the Tenant Improvement Work, if desired by Tenant, shall be the sole responsibility of Tenant’s general contractor.  Landlord’s approval of the Approved Construction Documents shall not be deemed a statement of compliance with applicable laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Approved Construction Documents.  No later than thirty (30) days after completion of the Tenant Improvement Work, Tenant’s general contractor shall provide Landlord and Tenant with copies of “as built” drawings for the Tenant Improvement Work.

2.             Landlord’s Contribution; DLR Group Advance.  Subject to the terms and conditions of this Paragraph 2, Landlord will provide Tenant with an allowance (the “Construction Allowance”) to be applied towards the cost of constructing the Tenant Improvement Work; except that, within ten (10) business days after the Commencement Date, the Landlord shall advance the sum of $0.15 / RSF or $13,361.85 from the Construction Allowance directly to DLR Group, for the purpose of preparing the initial Construction Documents, and shall pay any balance due to DLR Group upon completion of the Approved Construction Documents.

(A)          Landlord’s obligation to reimburse Tenant for Tenant’s construction of the Tenant Improvement Work shall be: (i) limited to actual costs incurred by Tenant in its construction of the Tenant

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Improvement Work; (ii) limited to an amount up to, but not exceeding, $52.00 multiplied by the Rentable Area of the Additional Premises (which, based on an estimated Rentable Area of 89,079, shall be $4,632,108.00, and which shall be subject to change based on any re-measurement of the Additional Premises as set forth in Section 1.3(b)(i) of the Lease); and (iii) conditioned upon Landlord’s receipt of (X) written notice (which notice shall be accompanied by invoices and documentation set forth below) from Tenant’s general contractor that the Tenant Improvement Work has been completed and accepted by Tenant and (Y) if required by Landlord, any additional documentation that may reasonably be required by Landlord’s mortgagee in connection with permitting draws on the Construction Allowance.  The cost of (a) all space planning, design, consulting or review services obtained by Tenant in obtaining the Approved Construction Drawings, (b) purchasing and installing all building equipment for the Additional Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (c) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (d) all costs associated with obtaining any required building permits and other governmental approvals (which shall be procured by Tenant’s general contractor as part of the Tenant Improvement Work); and (e) materials and labor, shall all be included in the cost of the Tenant Improvement Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose.  In addition, Tenant may elect to use a portion of the Construction Allowance, not to exceed $5.00 multiplied by the Rentable Area of the Additional Premises, toward the costs of leasehold improvements in the Current Premises that may be part of the Approved Construction Documents, provided that there are sufficient funds available in the Construction Allowance for such purposes.  Any reimbursement obligation of Landlord under this Work Letter shall be applied solely to the purposes specified above, as allocated, within one hundred eighty (180) days after the Additional Premises Rent Commencement Date or be forfeited with no further obligation on the part of Landlord.

(B)          The Construction Allowance (less a ten percent (10%) retainage to be held by Landlord, or if required by Landlord’s mortgagee, Landlord’s mortgagee, herein the “Retainage”) shall be funded in installments (no more frequently than once per month on the last business day of each month) directly to Tenant’s general contractor (unless otherwise directed by Tenant) within thirty (30) days following Landlord’s receipt of Tenant’s written draw request (including the final draw request by Sand Construction) accompanied by the following documents: (i) conditional progress lien waivers from Tenant’s general contractor and all subcontractors (collectively, “Tenant’s Contractors”) whose work is the subject of such draw request (subject only to the receipt of payment therefor), (ii) unconditional progress lien waivers from Tenant’s Contractors with respect to any amounts funded by Landlord more than 30 days prior to the date of the current draw request, (iii) reasonable supporting detail in AIA G702 format including, but not limited to, work orders, invoices, sales receipts, bills of lading, time sheets and material purchase orders reasonably acceptable to Landlord, for the costs incurred by Tenant, (iv) a copy of the certificate of Tenant’s construction manager or architect certifying to Tenant and Landlord that the Tenant Improvement Work has been completed to the extent represented by the draw request; and (v) any other documentation reasonably required by Landlord’s mortgagee. Landlord shall promptly release all Retainage in connection with paying Sand Construction’s the final draw request, within thirty (30) days following Landlord’s receipt of such request, provided that all Close-Out Items (hereinafter defined) are contained with such request.  If the final draw request does not contain all Close-Out Items, then Landlord shall not be required to release the Retainage until all Close-Out Items are received.  When used herein, the term “Close-Out Items” means the following items:  (1) a certificate of occupancy for the Premises related to the Tenant Improvement Work; (2) copies of all warranties and guarantees from Tenant’s Contractors; (3) final “as built” drawings with respect to the Tenant Improvement Work; (4) final lien waivers from all of Tenant’s Contractors or others providing goods or services relating to the Tenant Improvement Work; (5) copies of all operational and maintenance manuals related to the Tenant Improvement Work; (6) an air balancing report with respect to the Premises; (7) proof of, or a sufficient plan for, completion of all “punch list” items related to the Tenant Improvement Work; and (8) to the extent not included in items (1) through (7) any other items that might also be required pursuant to items (i) through (iv) above related to requests for interim draws.  If the total cost of the Tenant Improvement Work exceeds the Construction Allowance, then Tenant shall pay all such excess costs and Tenant agrees to keep the Premises and the Building free from any liens arising out of the non-payment of such costs.  Except as otherwise expressly provided in this Work Letter, any costs of the Tenant Improvement Work in excess of the Construction Allowance including changes requested by Tenant and approved by Landlord which increase the cost of the Tenant Improvement Work (collectively, “Actual Cost Overruns”) shall be paid by Tenant directly to Tenant’s Contractors as and when the same are due.  Landlord may stop or decline to commence payment of any of the Construction Allowance until such payment of any Actual Cost Overruns is made by Tenant and evidence of such payment is delivered to Landlord.  On or before the

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Additional Premises Rent Commencement Date, and as a condition to Tenant’s right to commence its business operations in the Additional Premises, Tenant shall provide Landlord with evidence that the entire amount of any Actual Cost Overruns has been paid or adequate provision for full and prompt payment has been made by Tenant.  Tenant’s failure to pay, when due, any Actual Cost Overruns shall constitute an Event of Default under the Lease.  If there are any projected Cost Overruns, Tenant shall with each draw request provide Landlord with an itemized description of any such projected Cost Overruns, and evidence that adequate provision has been made by Tenant for full and prompt payment of same to Tenant’s Contractors (it being the intent of the parties that the payments by Tenant and Landlord hereunder be made on a pari passu basis when due), unless otherwise directed by Landlord’s mortgagee.  At the request of Landlord or Landlord’s mortgagee, Tenant shall provide reasonable assurances, in such form as may be reasonably requested by Landlord or Landlord’s mortgagee, that it has the ability to pay any projected Cost Overruns.

(C)          All installations and improvements now or hereafter placed in the Premises other than building standard improvements shall be for Tenant’s account and at Tenant’s cost.  Tenant shall pay any ad valorem taxes and increased insurance thereon or attributable thereto, which cost, if any, shall be payable by Tenant to Landlord as additional Rent within thirty (30) days after receipt of an invoice therefor.  Tenant’s failure to pay such cost shall constitute an Event of Default under the Lease.

3.             Landlord’s Oversight and Coordination.  Construction of the Tenant Improvement Work shall be subject to reasonable oversight and coordination by Landlord, but such oversight and coordination shall not unreasonably interfere with or distract the work of Tenant’s Contractors.  Landlord has the right to inspect construction of the Tenant Improvement Work from time to time.  With each draw request, Tenant shall include as a line item for Landlord’s oversight and coordination of the construction of the Tenant Improvement Work, an oversight fee equal to Landlord’s out-of-pocket costs associated with such oversight, not to exceed a total of two percent (2%) of the aggregate contract price for the Tenant Improvement Work.  Landlord shall submit detailed monthly invoices to Tenant for Landlord’s out-of-pocket oversight costs, on or before the 20th calendar day of each month, for inclusion in Tenant’s next written draw request. Tenant’s failure to pay such oversight fee when due shall constitute an Event of Default under the Lease.

4.             Assumption of Risk and Waiver.  TENANT HEREBY ASSUMES ANY AND ALL RISKS INVOLVED WITH RESPECT TO THE TENANT IMPROVEMENT WORK AND HEREBY RELEASES AND DISCHARGES ALL LANDLORD PARTIES FROM ANY AND ALL LIABILITY OR LOSS, DAMAGE OR INJURY SUFFERED OR INCURRED BY TENANT OR THIRD PARTIES IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THE TENANT IMPROVEMENT WORK.

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EXHIBIT H-2

LANDLORD-MANAGED WORK LETTER

1.             Construction Generally.  Subject to the terms of this Landlord-Managed Work Letter (as used herein, the “Work Letter”), Landlord agrees to cause the Tenant Improvement Work to be performed in a good and workmanlike manner in accordance with the Approved Construction Documents.  Capitalized terms used in this Work Letter but not defined herein shall have the meanings given to such terms in the Lease.  In the case of a conflict between the terms of this Work Letter and the Lease, the latter shall control.  Tenant acknowledges that Landlord is not an architect or engineer, and that the Tenant Improvement Work will be designed and performed by independent architects, engineers and contractors (“Landlord’s Contractors”).  Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with laws or be free from errors or omissions, nor that the Tenant Improvement Work will be free from defects, and Landlord will have no liability therefor; except that, in the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to enforce any applicable warranties, and shall cause Landlord’s Contractors to remedy such defect(s) within a commercially reasonable time.  In addition, Landlord’s approval of the Construction Documents or the Tenant Improvement Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease.  Landlord’s Contractors shall, at Landlord’s expense, be responsible for Americans with Disabilities Act (“ADA”) (and any comparable state accessibility standards) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its affiliates or transferees.  Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements; but Landlord shall cause Landlord’s Contractors to construct the Tenant Improvement Work in compliance with all applicable building codes.  Landlord’s approval of the Approved Construction Documents shall not be deemed a statement of compliance with applicable laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Approved Construction Documents.

2.             Landlord’s Contributions.  Landlord will provide a construction allowance not to exceed $52.00 multiplied by the Rentable Area of the Additional Premises (the “Construction Allowance”), toward the cost of constructing the Tenant Improvement Work (which, based on an estimated Rentable Area of 89,079, shall be $4,632,108.00, and which shall be subject to change based on any re-measurement of the Additional Premises as set forth in Section 1.3(b)(i) of the Lease).  Payments shall be made directly to Landlord’s Contractors performing the Tenant Improvement Work.     The cost of (a) all space planning, design, consulting or review services obtained by Tenant in obtaining the Approved Construction Drawings, (b) purchasing and installing all building equipment for the Additional Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (c) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (d) all costs associated with obtaining any required building permits and other governmental approvals (which shall be procured by Landlord as part of the Tenant Improvement Work); and (e) materials and labor, shall all be included in the cost of the Tenant Improvement Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose.  In addition, Tenant may elect to use a portion of the Construction Allowance, not to exceed $5.00 multiplied by the Rentable Area of the Additional Premises, toward the costs of leasehold improvements in the Current Premises that may be part of the Approved Construction Documents, provided that there are sufficient funds available in the Construction Allowance for such purposes.  The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within one hundred eight (180) days after the Additional Premises Rent Commencement Date or be forfeited with no further obligation on the part of Landlord.

3.             Substantial Completion.  The Tenant Improvement Work shall be deemed to be “Substantially Complete” on the date that all Tenant Improvement Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Additional Premises) has been performed, and the City of Boulder has completed all final inspections and approvals, and issued a Certificate of Occupancy or other appropriate governmental approvals permitting Tenant to occupy the Additional Premises for its business.  If there is any dispute as to when Substantial Completion has occurred, the date of the Certificate of Occupancy shall control.  Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter.  Landlord shall not be liable or responsible for any claims incurred (or

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alleged) by Tenant due to any delay in achieving Substantial Completion, for any reason beyond the reasonable control of Landlord and/or Landlord’s Contractors.  Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the Additional Premises Rent Commencement Date.  “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Tenant Improvement Work, including:  (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Tenant Improvement Work.

4.             Costs.

(A)          Change Orders and Cost Overruns.  Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Tenant Improvement Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders.  Landlord’s approval of a Change Order shall not be unreasonably withheld, conditioned or delayed, and, so long as the cost of the Change Order does not create an Actual Cost Overrun (defined below), or to the extent that Tenant pre-pays such cost, Change Order approval shall be promptly granted. Except as otherwise expressly provided in this Work Letter, any costs of the Tenant Improvement Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Tenant Improvement Work (collectively, “Actual Cost Overruns”) shall be paid by Tenant to Landlord within ten (10) days of receipt of Landlord’s invoice.  Landlord may stop or decline to commence all or any portion of the Tenant Improvement Work until such payment of Actual Cost Overruns is received.  On or before the Additional Premises Rent Commencement Date, and as a condition to Tenant’s right to take possession of the Additional Premises, Tenant shall pay Landlord the entire amount of any and all Actual Cost Overruns, less any prepaid amounts.  Tenant’s failure to pay, when due, any Actual Cost Overruns or the cost of any Change Order that produces an Actual Cost Overrun shall constitute an Event of Default under the Lease.

5.             Acceptance.  In connection with the issuance of a final Certificate of Occupancy by the City of Boulder, permitting Tenant to occupy the Additional Premises for its business, Landlord and Tenant (and/or their respective general contractors) shall jointly walk-through and inspect the Tenant Improvement Work, and generate a written punchlist of any items requiring finish-work, repair and/or correction by Landlord’s Contractors.  By taking possession of the Additional Premises, Tenant agrees and acknowledges that (i) the Additional Premises are usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Tenant Improvement Work or other construction (except punchlist items, if any, agreed upon by Landlord and Tenant in writing or required by the Approved Construction Documents or local building codes): and (iii) both the Building and the Premises (including both the Current Premises and the Additional Premises) are satisfactory in all respects.  Landlord shall complete any punchlist items within a commercially reasonable time not to exceed thirty (30) calendar days.

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